Exhibit 10.3

LIMITED LIABILITY COMPANY AGREEMENT

OF

GGT SPRING TOWN TX, LLC

LIMITED LIABILITY

COMPANY AGREEMENT OF

GGT SPRING TOWN TX, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

i

6.7 Termination of Delegation of Authority to MCR as Operating Member	24
6.8 Development	25
6.9 Management Agreement	26
6.10 Contracts with Affiliates	26
6.11 Indemnification of Members; Exculpation	26
6.12 Leasing Guidelines	27

ARTICLE 7. BOOKS AND RECORDS, AUDITS, TAXES, ETC.	27
7.1 Books; Statements	27
7.2 Where Maintained	28
7.3 Audits	28
7.4 Objections to Statements	28
7.5 Tax Returns	28
7.6 Tax Matters Partner	29
7.7 Tax Policy	29
7.8 Section 754 Election	29
7.9 Capital Accounts	29

ARTICLE 8. ALLOCATIONS	30
8.1 Allocation of Net Income and Net Loss	30
8.2 Loss Limitation	30
8.3 Minimum Gain Chargebacks and Nonrecourse Deductions	31
8.4 Qualified Income Offset	31
8.5 Code Section 704(b) Allocations	31
8.6 Other Allocation Provisions	32
8.7 Distributions of Nonrecourse Liability Proceeds	32
8.8 Taxable Year; Fiscal Year	32
8.9 Recapture	32

ARTICLE 9. DISTRIBUTIONS	32
9.1 Percentage Interests in Company	32
9.2 Certain Definitions	33
9.3 Operating Cash Flow Distributions	35
9.4 Extraordinary Cash Flow Distributions	36
9.5 Loss of Promoted Interest	37
9.6 No Distributions In Kind	37

ARTICLE 10. ASSIGNMENT AND OFFER TO PURCHASE	37
10.1 Transfers	37
10.2 Assumption by Assignee	38
10.3 Miscellaneous Provisions Related to Transfers	38
10.4 Amendment of Certificate of Formation	39
10.5 Upstream Transfers	40
10.6 Right to Cause Sale of Project	40
10.7 Buy-Sell	42
10.8 Provisions Generally Applicable to Sales	43
10.9 Compliance with ERISA	46

ARTICLE 11. DISSOLUTION OR BANKRUPTCY OF A MEMBER	48
11.1 Dissolution or Merger	48
11.2 Bankruptcy, etc.	48
11.3 Reconstitution	49

ARTICLE 12. CROSS-DEFAULT	49

ARTICLE 13. DISSOLUTION	49
13.1 Winding Up by Members	49
13.2 Winding Up by Liquidating Member	49
13.3 Offset for Damages	50
13.4 Distributions of Operating Cash Flow	51
13.5 Distributions of Proceeds of Liquidation	51
13.6 Orderly Liquidation	51
13.7 Financial Statements	51
13.8 Restoration of Deficit Capital Accounts	51

ARTICLE 14. NOTICES	52
14.1 In Writing; Address	52
14.2 IRS Notices	53
14.3 Copies	53

ARTICLE 15. MISCELLANEOUS	53
15.1 Additional Documents and Acts	53
15.2 Interpretation	53
15.3 Entire Agreement	53
15.4 References to this Agreement	54
15.5 Headings	54
15.6 Binding Effect	54
15.7 Counterparts	54
15.8 Confidentiality	54
15.9 Amendments	54
15.10 Exhibits	54
15.11 Severability	54
15.12 Qualification in Other States	54
15.13 Forum	54
15.14 No Brokerage	55
15.15 Tax Compliance	55
15.16 Waiver of Partition and Certain Other Rights	55
15.17 Creditors Not Benefitted	55

EXHIBITS

Exhibit A	Members’ Percentage Interests

Exhibit B	Description of Land

Exhibit C	[Intentionally Omitted]

Exhibit D	Insurance

Exhibit E	Member’s ERISA Certificate

Exhibit F	CNL’s ERISA Certificate

Exhibit G	Project Budget

Exhibit H	Pre-Development Costs

LIMITED LIABILITY COMPANY AGREEMENT

OF

GGT SPRING TOWN TX, LLC

This Limited Liability Company Agreement of GGT Spring Town TX, LLC (this “Agreement”) is entered into and shall be effective as of December 20, 2013, by and between MCRT Spring Town LLC, a Delaware limited liability company (“MCR”), and GGT Spring Town Holdings, LLC, a Delaware limited liability company (“CNL”), pursuant to the provisions of the Act (as herein defined).

R E C I T A L S

WHEREAS, GGT Spring Town TX, LLC (the “Company”) was formed on October 18, 2013, pursuant to the Act by filing a Certificate of Formation with the Secretary of State of the State of Delaware (the “Certificate of Formation”).

WHEREAS, reference is hereby made to that certain Real Estate Purchase Agreement with an effective date of March 18, 2013, by and between MCRT Investments, LLC, a Delaware limited liability company, as purchaser (“Purchaser”), and Grand-Kuykendahl, Ltd., a Texas limited partnership, as seller (“Property Seller”) (as the same may have been amended, modified or supplemented, the “Land Contract”), whereby Purchaser has agreed to purchase from Property Seller, and Property Seller has agreed to sell to Purchaser, the real property located on the corner of Northcrest and Spring Stuebner Roads in Harris County, Texas, as more particularly described in Exhibit B hereto, together with certain appurtenances associated therewith (collectively, the “Property”).

WHEREAS, CNL and MCR desire to form the Company for the purposes of acquiring the Property and constructing a Class A rental apartment community on the Property with 396 units, together with amenities and related improvements (the “Project”), and leasing and managing the Project, but in any case the Project is intended to be held by the Company for investment and/or held for appreciation and subsequent sale.

WHEREAS, contemporaneously with the execution of this Agreement, Purchaser has assigned its interest under the Land Contract to the Company.

NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements and covenants hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, CNL and MCR hereby covenant and agree as follows:

ARTICLE 1. DEFINITIONS

1.1 Definitions. The following terms shall have the following meanings when used herein:

Acceptable Person. Any person who or which is not (i) a tax exempt organization as defined in Section 501(c) of the Code, (ii) a person whose direct or indirect participation in the Company would result in a Plan Violation or (iii) in default or in breach, beyond any applicable grace period, of its obligations under any material written agreement with a Member or any of its Affiliates.

Act. The Delaware Limited Liability Company Act, 6 Delaware Code, Section 18-101 et. seq. (or any corresponding provisions of succeeding law), as in effect at the time of the initial filing of the Certificate, and as thereafter amended from time to time.

Additional Capital. For a Member, except as otherwise provided in this Agreement, the sum of all capital contributions made by such Member under this Agreement other than MCR’s Initial Capital, CNL’s Initial Capital and Additional Initial Capital. Additional Capital shall not include any Member Loan.

Additional Capital Request Date. As described in Section 4.5(b).

Additional Funding Notice. As defined in Section 4.5(b).

Additional Initial Capital. As described in Section 4.5(a).

Additional Initial Capital Funding Notice. As described in Section 4.5(a).

Additional Initial Capital Request Date. As described in Section 4.5(a).

Adjusted Capital Account. As defined in Section 8.2.

Affiliate. As to any person (i) any person directly or indirectly controlling, controlled by, or under common control with such person and (ii) any holder of more than fifty percent (50%) of the voting interest of such person. For the purpose of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, means having, directly or indirectly, the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

Agreement. This Limited Liability Company Agreement, including all Exhibits attached hereto, as it may be amended from time to time.

Appraisal Notice. As described in Section 13.2(b).

Business Day. Any weekday that is not an official holiday in the State of Texas.

Buy-Sell Deposit. As described in Section 10.7(b).

Capital Account. As described in Section 7.9.

Capital Budget. As described in Section 6.4.

Capital Contribution. For each Member, the aggregate of sums contributed to the capital of the Company by such Member pursuant to Article IV hereof.

Cause. As defined in Section 6.7.

Certificate of Formation. As described in the Recitals above.

CFG. As defined in Section 10.1.

CGP. As defined in Section 10.1.

CNL. As described in the first paragraph above.

CNL Consent. The written consent of CNL.

CNL Decision. As defined in Section 6.2(b).

CNL Entities. As defined in Section 2.8(b).

CNL Maximum Initial Capital. As defined in Section 4.1.

CNL Price. As defined in Section 10.6(c).

CNL Sale Deposit. As described in Section 10.6(c).

CNL’s Initial Capital. As described in Section 4.1.

Code. The Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

Code Compliance Changes. As defined in the Development Agreement.

Company. GGT Spring Town TX, LLC, a Delaware limited liability company.

Company Financing. Financing that is provided to the Company.

Company Minimum Gain. As described in Section 8.3(a).

Completion. As defined in the Development Agreement.

Construction Contract. The guaranteed maximum price construction contract for construction of the Project entered into between the Company and the General Contractor.

Construction Lender. Synovus Bank, a Georgia state banking corporation.

Construction Loan. That certain loan in the original principal amount of $32,060,000 provided by Construction Lender to finance the costs of acquisition of the Property and construction of the Project.

Development Agreement. That certain Development Agreement dated of even date herewith by and between the Company and MCR providing for the development of the Project on the Property.

Development Fee. As described in Section 6.8.

Disproportionate Capital. As described in Section 9.2(g).

Effective Date. The date this Agreement shall be signed by CNL and MCR, as stated in the first paragraph above.

Entire Interest. Means, for each Member, such Member’s entire interest in the Company (which shall include any and all interests in the Company held by persons acquired from another Member) and all unpaid Member Loans and Failing Member Loans made by such Member.

ERISA. The Employee Retirement Income Security Act of 1974, as amended.

Extraordinary Cash Flow. As described in Section 9.2(b).

Failing Member. As described in Section 4.5(d).

Failing Member Loan. As described in Section 4.5(d).

Fair Market Value. As described in Section 13.2(c).

GAAP. United States generally accepted accounting principles applied on a consistent basis.

Initial Capital Contributions. As defined in Section 4.1.

IRR. With respect to all Capital Contributions of a Member, the internal rate of return or discount factor that, when applied to the cash flow stream consisting of all distributions by the Company to such Member, makes the present value of such distributions equal the present value (determined using the same discount factor) of all Capital Contributions of such Member to the Company. The IRR shall be determined taking into account the exact dates any applicable Capital Contributions are made to the Company by the Member and the exact dates any applicable distributions are made by the Company to such Member. The IRR to a Member shall be computed using the XIRR function in Microsoft Excel or a functional equivalent using actual dates of cash flows and based on annual compounding.

Land Contract. As defined in the Recitals above.

Leasing Guidelines. The leasing guidelines for the Project as approved (and amended) by the Members in accordance with Section 6.12.

Liquidating Member. The Member in sole charge of winding up the Company and having the powers described in Section 13.2.

Loan Closing. The closing of the Construction Loan.

Loan Request Notice. As defined in Section 5.1.

Major Capital Event. One or more of the following: (i) sale of all or any part of, or any interest in, Company property (including the Project and the Property), exclusive of sales or other dispositions of tangible personal property not made as part of a sale including the Property; (ii) placement and funding of any indebtedness of the Company with respect to borrowed money, whether or not secured by some or all of its assets, excluding unsecured borrowing (including trade payables) in the ordinary course of business; (iii) condemnation of all or any material part of, or any interest in, the Property or the Project through the exercise of the power of eminent domain; or (iv) receipt of insurance proceeds as a result of any loss of Company property or any part thereof or interest therein by casualty, failure of title or otherwise.

Major Decision. As defined in Section 6.2(a).

Management Agreement. As set forth in Section 6.9.

Managing Member. CNL.

MCR. As described in the first paragraph above.

MCR Guarantor. MCRT West Assurance XIX LLC, a Delaware limited liability company.

MCR Maximum Initial Capital. As defined in Section 4.1.

MCR Principals. Means, collectively, William C. MacDonald, Darren Schackman, Jeb Cox and Alan E. Kolar.

MCR’s Initial Capital. As described in Section 4.1.

Member Consent. The written consent of each of CNL and MCR.

Member Loan. Any loan made by any Member or any Affiliate of a Member to the Company pursuant to Article V.

Member Nonrecourse Debt. As described in Section 8.3(c).

Member Nonrecourse Debt Minimum Gain. As described in Section 8.3(c).

Members. The parties to this Agreement and any Person subsequently admitted to the Company as a substitute or additional Member in accordance with the terms of this Agreement. Member means any of the Members. The initial Members are CNL and MCR.

Membership Interest. The entire ownership interest of a Member in the Company, including the Member’s Capital Account, interest in profits and losses, the right to receive distributions from the Company and the rights, if any, to participate in the management of the Company or consent to any actions by the Company.

Mill Creek. As defined in Section 10.1.

Minor Field Changes. As defined in the Development Agreement.

Net Income and Net Loss. For any period, an amount equal to the Company’s items of taxable income or loss, respectively, for the period, determined in accordance with Section 703 of the Code, with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account as an item of Net Income or Net Loss pursuant to this definition will be added to taxable income or taxable loss.

(ii) Any expenditure of the Company described in Section 705(a)(2)(B) of the Code, or treated as a Section 705(a)(2)(B) expenditure pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account as an item of Net Income or Net Loss pursuant to this definition will be subtracted from taxable income or taxable loss.

(iii) Gain or loss resulting from transfer of Company property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the book values (as maintained by the Company pursuant to the capital account maintenance provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)) of the property, notwithstanding that the adjusted tax basis of the property differs from its book value.

(iv) Any increase or decrease to Capital Accounts as a result of an adjustment to the book values (as maintained by the Company pursuant to the capital account maintenance provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)) of Company property pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) will be an item of Net Income or Net Loss, as appropriate.

(v) If the basis of Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv), depreciation computed in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g) will be taken into account in lieu of the depreciation, amortization and other cost recovery deductions otherwise allowed in computing taxable income or taxable loss.

Non-Failing Member. As described in Section 4.5(d).

Nonrecourse Deductions. As described in Section 8.3(b)

Notice of Intention. As described in Section 4.5(d).

Operating Budget. As described in Section 6.4.

Operating Cash Flow. As described in Section 9.2(a).

Operating Member. MCR, subject to CNL’s right to terminate MCR’s authority as Operating Member in accordance with Section 6.7.

Operating Return. As described in Section 9.2(c).

Operating Shortfall. For any given period after Completion of the Project, if the operating expenses of the Company in the normal course of business of the Company (including debt service under any Company Financing) for such period exceed or are expected to exceed the gross receipts for such period of the Company plus available cash reserves, and the Company therefore is expected to suffer, or has suffered, a cash flow deficit.

Opportunity. As defined in Section 2.8(b).

Out-of-Pocket Costs. Any costs or expenses incurred by the Managing Member or Operating Member or their Affiliates acting within the scope of their respective authority under this Agreement (including travel costs and FedEx/mail charges), provided that such costs or expenses are necessary or beneficial for the Company’s business as described in Section 2.3 and are consistent with the Project Budget or the then effective Operating Budget.

Percentage Interest. As described in Section 9.1.

Permitted Leases. Leases of apartment units within the Project entered into pursuant to the approved Leasing Guidelines in the ordinary course of the Project’s operations as an apartment community.

Person. The term “person” includes individuals, partnerships, limited liability companies, corporations, trusts, and other associations.

Plan Violation. A transaction, condition or event that would constitute a nonexempt prohibited transaction under ERISA.

Plans and Specifications. As defined in the Development Agreement.

Pre-Development Costs. Those certain costs and expenses incurred by MCR for the benefit of the Company as set forth on Exhibit H attached hereto and incorporated herein by reference, which shall be reimbursed to MCR in accordance with Section 4.1.

Project. As described in the third paragraph of the Recitals. The Project includes the Property unless the context otherwise requires.

Project Budget. The budget approved by Member Consent for the acquisition, construction, development, marketing and financing of the Project, as amended from time to time. The initial Project Budget is attached hereto as Exhibit G.

Project Value. As described in Section 10.7(a).

Property. As described in the second paragraph of the Recitals.

Property Closing. The closing of the Company’s acquisition of the Property pursuant to the Land Contract.

Property Manager. The property manager and any successor thereto selected by Member Consent or, to the extent a Member has the unilateral right pursuant to this Agreement to select such successor, as selected by such Member.

Proposer. As described in Section 10.7(a).

Regulatory Allocations. As described in Section 8.5.

Requirements. All state, federal and local laws, ordinances, rules, regulations, codes, requirements of governmental authorities, permits, licenses, approvals, and the terms of all restrictions, easements and other arrangements of record in the real property records, in each case to the extent affecting all or any portion of the Project.

Responding Member. As described in Section 10.7(a).

REIT. A real estate investment trust as defined pursuant to Sections 856 through 860 of the Code and the Treasury Regulations promulgated thereunder.

Sale Notice. As defined in Section 10.6(c).

Sale Proposal. As defined in Section 10.7(a).

Stabilization Date. The later of (i) the last day of the first three consecutive calendar month period during which Operating Cash Flow (calculated without reduction for debt service) is at least equal to the debt service on all Company Financing or (ii) Completion.

Stated Price. As defined in Section 10.6(c).

Target Balance. With respect to any Member as of the close of any period for which allocations are made under Article 8, the amount such Member would receive (or be required to contribute) in a hypothetical liquidation of the Company as of the close of such period, assuming for purposes of such hypothetical liquidation: (i) a sale of all of the assets of the Company at prices equal to their then book values (as maintained by the Company pursuant to the capital account maintenance provisions of Treasury Regulations Sections 1.704-1(b)(2)(iv)); and (ii) the distribution of the net proceeds computed under clause (i) above to the Members pursuant to Sections 4.5(d) and 9.4, after the payment of all actual Company indebtedness, including Member Loans, and any other liabilities related to the Company’s assets, limited, in the case of nonrecourse liabilities, to the book values of the collateral securing or otherwise available to satisfy such liabilities.

Tax Matters Partner. As described in Section 7.6.

Transfer. As described in Section 10.1.

Treasury Regulations. The Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Unreturned Additional Capital. As described in Section 9.2(d).

Unreturned Initial Capital. As described in Section 9.2(f).

Unreturned Operating Return. As described in Section 9.2(e).

Value. As described in Section 10.7(e).

The definitions in this Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “,without limitation,”.

1.2 Other Defined Terms. Capitalized terms not defined in Section 1.1 shall have the meanings set forth in the other sections of this Agreement.

1.3 Exhibits. The exhibits to this Agreement are incorporated herein by reference as if fully set forth herein.

ARTICLE 2. THE COMPANY

2.1 Organization. The Members shall operate the Company pursuant to the provisions of this Agreement and, to the extent not supplanted by this Agreement, the Act. The terms and provisions hereof will be construed and interpreted in accordance with the Act. The provisions of this Agreement will supersede the provisions of the Act to the maximum extent permitted by the Act, it being the intent of the Members that the Company will be governed by this Agreement rather than the Act to the maximum extent that the Act allows. In the event of a conflict between this Agreement and the Act, this Agreement will control except as to matters that, under the terms of the Act, may not be changed by a written agreement among the Members.

2.2 Name of Company. The name of the Company will be “GGT Spring Town TX, LLC”. The Managing Member may change the name of the Company at any time; provided, however, that MCR shall have the right to approve the use of any name that includes the word “MCR” or “Mill Creek” or any variation thereof.

2.3 Purpose of Company. The purpose of the Company is to directly or indirectly carry on the business of acquiring, owning, operating, managing, improving, repairing, renting, mortgaging, refinancing, selling, conveying and otherwise dealing with the Project and all activities reasonably related thereto. In furtherance of such purpose, the Company shall have all such powers as may be exercised by a limited liability company under the laws of the State of Delaware. Except as permitted by this Section 2.3, the Company shall not engage in any other business. The Company is authorized to take any legal measures which will assist it in accomplishing its purpose or benefit the Company.

2.4 Places of Business; Registered Office. The Company may maintain offices and places of business in such locations as selected by the Managing Member and, to the extent required by law and/or deemed necessary or desirable by the Managing Member, the Managing

Member shall qualify the Company as a foreign limited liability company in any jurisdiction in which it conducts business. The name and address of the registered agent of the Company in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The Company’s registered agent and the Company’s registered office may be changed by the Managing Member in compliance with the relevant requirements of the Act. Notification of any change in the Company’s registered agent or registered office shall be given to the other Member.

2.5 Further Assurances. The parties hereto will execute whatever certificates and documents, and will file, record and publish such certificates and documents, which are required to operate a limited liability company under the Act. The parties hereto will also execute and file, record and publish, as required, such certificates and documents as they, upon advice of counsel, may deem necessary or appropriate to comply with other applicable laws governing the operation of a limited liability company.

2.6 Expenses of Formation. The expenses incurred by each of CNL and MCR in connection with its consideration of an investment in the Company and its acquisition of a Membership Interest in the Company, including the fees of any attorney, financial advisor or other consultant, shall be paid and/or reimbursed by the Company to the extent set forth in the Project Budget and approved by Member Consent. The Members hereby approve payment of the expenses included in Exhibit H. A Member will not unreasonably withhold its approval of additional expenses so long as the expenses are within the Project Budget.

2.7 No Individual Authority. Except as otherwise expressly provided in this Agreement, no Member, acting alone, shall have any authority to act for, undertake or assume any obligations or responsibility on behalf of the Company. No Member, acting alone, shall have any authority to act for, undertake or assume any obligations or responsibility on behalf of any other Member.

2.8 Business Opportunities.

(a) Subject to the provisions of, and except as set forth in, subsection (b) of this Section 2.8, nothing prohibits any Member or any Affiliate or any firm or corporation controlled by or controlling a Member or any other Affiliate of a Member from owning, operating, or investing in any real estate or real estate development not owned or operated by the Company, wherever located, or otherwise competing with the Company. Each Member agrees that any other Member, any Affiliate of another Member or any director, officer, employee, partner or other person or entity related to another Member or any of its Affiliates may engage in or possess an interest in another business venture or ventures of any nature and description, independently or with others, including the ownership, financing, leasing, operation, management, syndication, brokerage and development of real property, whether or not such activities are in competition with the Company, and neither the Company nor the other Member shall have any rights by virtue of this Agreement or their relationship through the Company in and to such independent ventures or to the income or profits derived therefrom. To the fullest extent permitted by applicable law, the Members hereby waive any obligation or duty which might otherwise be imposed or implied under any so-called “business opportunity doctrine” or similar theory.

(b) MCR covenants and agrees that, until Completion, in the event it proposes to undertake any additional apartment development opportunities within a one (1) mile radius of the Property (each an “Opportunity”), other than developments existing as of the Effective Date, CNL and Affiliates of CNL Financial Group, LLC (collectively, “CNL Entities”) shall have the right of first offer to participate in any such Opportunity. To the extent that no CNL Entity responds to an Opportunity within seven (7) days after such Opportunity is identified to CNL by MCR, or to the extent a CNL Entity has not reached agreement with MCR (satisfactory to MCR) on the terms for participation in an Opportunity within thirty (30) days after such Opportunity is identified to CNL by MCR, MCR shall not be required to continue to offer any CNL Entity the right to participate to any extent in such Opportunity and MCR (or an Affiliate of MCR) may proceed with the Opportunity, either alone or with other participants, on terms that MCR finds acceptable.

2.9 Neither Responsible for Other’s Commitments. The Company shall not be responsible or liable for any indebtedness or obligation of a particular Member incurred either before or after the execution of this Agreement, except as to those responsibilities, liabilities, debts or obligations designated pursuant to the terms of this Agreement. A Member shall not be responsible or liable for any indebtedness or obligation of another Member incurred either before or after the execution of this Agreement. Each Member indemnifies and agrees to hold the other Member and the Company harmless from such personal obligations and debts of the indemnifying Member, except as aforesaid.

2.10 Affiliates. Any and all activities to be performed by CNL hereunder may be performed by officers or employees of one or more Affiliates of CNL, provided that all actions taken by such persons on behalf of CNL in connection with this Agreement shall be binding upon CNL. Any and all activities to be performed by MCR hereunder may be performed by officers or employees of one or more Affiliates of MCR, provided that all actions taken by such persons on behalf of MCR in connection with this Agreement shall be binding upon MCR.

2.11 Operations in Accordance With the Act; Ownership. Except as expressly set forth in this Agreement to the contrary, the rights and obligations of the Members and the administration, operation and termination of the Company shall be governed by the Act, as it may be amended. The interest of each Member in the Company shall be personal property for all purposes. All real and other property owned by the Company shall be deemed owned by the Company as a company, and no Member, individually, shall have any ownership interest in such property.

ARTICLE 3. TERM

3.1 Term. Unless extended by Member Consent, the term of the Company shall continue until the first to occur of the following:

(a) December 31, 2063;

(b) The sale or other disposition of all or substantially all of the Project, other than to a nominee or trustee of the Company for financial or other business purposes;

(c) Dissolution of the Company pursuant to the express provisions of Section 4.5(d)(iii) or Articles 10, 11 or 13; or

(d) The entry of a decree of judicial dissolution of the Company under the Act.

ARTICLE 4. CAPITAL CONTRIBUTIONS OF THE MEMBERS

4.1 Capital Contributions of the Members. Upon or following the execution of this Agreement, CNL and MCR shall contribute their pro rata shares (based upon their respective Percentage Interests) of all amounts payable by the Company at the Property Closing and the Loan Closing, including amounts necessary to reimburse MCR for its Pre-Development Costs and costs to be reimbursed pursuant to Section 2.6. Such initial capital contribution by CNL shall constitute a portion of “CNL’s Initial Capital”. Such initial capital contribution by MCR shall constitute a portion of “MCR’s Initial Capital”. MCR’s Initial Capital and CNL’s Initial Capital shall collectively be called the “Initial Capital Contributions”. Such Initial Capital Contributions are reflected on Exhibit A attached hereto. The amount of cash and the fair market value, as agreed to by Member Consent, of other property contributed by a Member (whether as Initial Capital Contributions or otherwise) shall be credited to such Member’s Capital Account. Without the express written approval of CNL, in no event shall the aggregate amount of CNL’s Initial Capital exceed Thirteen Million Fifty-Three Thousand Dollars ($13,053,000) plus any increase to such amount as is approved by CNL (such amount being referred to herein as the “CNL Maximum Initial Capital”), and, without the express written approval of MCR, in no event shall the aggregate amount of MCR’s Initial Capital exceed Six Hundred Eighty-Seven Thousand Dollars ($687,000) plus any increase to such amount as is approved by MCR (such amount being referred to herein as the “MCR Maximum Initial Capital”). Any Construction Cost Overruns (as defined in the Development Agreement) funded by MCR shall not be treated as a contribution by MCR to the Company or in any manner construed so as to increase MCR’s Capital Account or MCR’s Initial Capital under this Agreement, shall not be treated as Additional Capital of MCR under this Agreement, shall not be treated as a Member Loan by MCR to the Company and shall not entitle MCR to any interest on or, except as provided in the Development Agreement, any refund of any amounts so advanced and, except as provided in the Development Agreement, shall not entitle MCR or to any other rights or remedies against the Company or any Member.

4.2 No Other Contributions or Advances. Except as expressly required by this Article 4, neither Member shall have any obligation to make any capital contribution to the Company nor to advance any funds to the Company. Except as expressly provided in this Agreement, neither Member shall have any right to make any capital contribution or advance of funds to the Company.

4.3 No Interest Payable. No Member shall receive any interest on any of its Capital Contributions. The Operating Return shall not be deemed interest.

4.4 No Withdrawals. No Capital Contribution shall be withdrawn except as hereinafter expressly stipulated.

4.5 Additional Capital Contributions.

(a) When the Operating Member determines in its good faith business judgment that capital is needed by the Company to pay for (i) costs provided in the Project Budget for which Capital Contributions have not been previously made by the Members and that are not being paid for out of Company Financing or (ii) costs of development or construction of the Project in excess of the Project Budget, which costs have been approved by Member Consent (and for which each of CNL and MCR has approved an increase in the CNL Maximum Initial Capital and the MCR Maximum Initial Capital, respectively, as provided in Section 4.1) (collectively, the “Additional Initial Capital”), then the Operating Member shall cause notice to be delivered to the Members setting forth the purposes and amounts of such Additional Initial Capital. Each such notice delivered to the Members shall constitute an “Additional Initial Capital Funding Notice” pursuant to this Section 4.5(a). All amounts funded by MCR pursuant to this Section 4.5(a) shall constitute a portion of MCR’s Initial Capital. All amounts funded by CNL pursuant to this Section 4.5(a) shall constitute a portion of CNL’s Initial Capital. Within ten (10) Business Days following the date of delivery of an Additional Initial Capital Funding Notice (in each case, the “Additional Initial Capital Request Date”), CNL and MCR shall contribute to the Company, in proportion to their Percentage Interests, as Additional Initial Capital, the amount so required, up to the CNL Maximum Initial Capital, in the case of CNL, and up to the MCR Maximum Initial Capital, in the case of MCR. If a Member fails to fund any of its Additional Initial Capital when and as required by this Section 4.5(a), the Non-Failing Member shall have an option to purchase the Failing Member’s Entire Interest for a purchase price equal to the Failing Member’s Unreturned Initial Capital and the outstanding principal balance of any Member Loans and Failing Member Loans made by the Failing Member by providing the Failing Member not less than ten (10) days’ prior, written notice of intent to exercise such option. If the Failing Member fails to cure such failure prior to the expiration of such ten (10)-day notice period, and the Non-Failing Member exercises such option, the Failing Member will cease to have any interest in the Company or the Project, its Membership Interest in the Company thereafter representing only the right to receive the purchase price due it, and the Failing Member shall deliver its Entire Interest to the Non-Failing Member within ten (10) days against payment by the Non-Failing Member of the purchase price for the Failing Member’s Entire Interest.

(b) If the Operating Member determines in its good faith business judgment that additional funds (other than amounts required to be funded under Section 4.5(a) above) are needed by the Company to fund any Operating Shortfall, or to reimburse the Members or their Affiliates for Out-of-Pocket Costs incurred on behalf of the Company (other than Out-of-Pocket Costs related to or arising out of the development and construction of the Project to the extent MCR is responsible for such Out-of-Pocket Costs under the Development Agreement), or to pay other debts, liabilities or obligations of the Company (other than items related to or arising out of the development and construction of the Project to the extent MCR is responsible for such items under the Development Agreement), or to repay or pay down Company Financing when and as required by the terms thereof, then Operating Member shall cause notice to be delivered to the Members setting forth the purposes and amounts of such additional funds. Each such notice delivered to the Members shall constitute an “Additional Funding Notice”. All amounts funded by CNL pursuant to this Section 4.5(b) shall constitute a portion of CNL’s Additional Capital, and all amounts funded by MCR pursuant to this Section 4.5(b) shall constitute a portion of MCR’s Additional Capital. Within ten (10) Business Days following the date of delivery of an

Additional Funding Notice (in each case, the “Additional Capital Request Date”), each of CNL and MCR may (but shall have no obligation to) contribute to the Company, in proportion to its Percentage Interest, as Additional Capital, its share of the amount so required.

(c) Any and all funds contributed by the Members pursuant to this Section 4.5 shall be credited to their Capital Accounts in the Company and shall constitute Additional Capital (in the case of contribution of Additional Capital) or Additional Initial Capital (in the case of contribution of Additional Initial Capital), as the case may be, for all purposes of this Agreement.

(d) If a Member (the “Failing Member”) fails to contribute an amount equal to the entire amount requested of it pursuant to Section 4.5(a) or 4.5(b) within the applicable period after the Additional Initial Capital Request Date or the Additional Capital Request Date, as applicable, and if any other Member (the “Non-Failing Member”) makes its requested contribution within such applicable time period pursuant to Section 4.5(a) or 4.5(b) and, thereafter, so notifies any Failing Member of its intention as to the election by the Non-Failing Member to exercise one of its options set forth in this Section 4.5(d) (the “Notice of Intention”), and such Failing Member fails to fully remedy its failure to contribute such requested capital within ten (10) days after the giving of such Notice of Intention, then one or more of the following may occur, at the option and election of the Non-Failing Member, which election shall be specified prospectively in the Notice of Intention: (i) the Non-Failing Member may require the Company to repay immediately to the Non-Failing Member the Capital Contribution it made pursuant to Section 4.5(a) or 4.5(b); (ii) the Non-Failing Member may, but need not, make an additional Capital Contribution to the Company not in excess of the amount such Failing Member failed to contribute pursuant to Section 4.5(a) or 4.5(b), in which case (A) the balance of the Non-Failing Member’s Capital Account and Unreturned Additional Capital or Unreturned Initial Capital, as applicable, shall be increased by $1.15 for each $1.00 not funded by such Failing Member in response to the applicable Additional Capital Funding Notice or Additional Initial Capital Funding Notice and funded by the Non-Failing Member in accordance with the terms of this Section 4.5 (which adjustment shall be treated as a further amount of Additional Capital or Additional Initial Capital, as applicable, contributed by such Non-Failing Member), (B) each of such Failing Member’s distribution percentages pursuant to Sections 9.4(g), 9.4(h) and 9.4(i) (other than the percentages for MCR’s promoted interest) shall be reduced by one percent (1%) for every $20,000 of Additional Capital or Additional Initial Capital such Failing Member failed to contribute to the Company pursuant to this Section 4.5 and Unreturned the Non-Failing Member Unreturned in accordance with the terms of this Section 4.5 and, in turn, each of the Non-Failing Member’s distribution percentages under Sections 9.4(g), 9.4(h) and 9.4(i) (other than the percentages for MCR’s promoted interest) shall be increased by the equivalent percentage, and (C) any adjustments to the Members’ Capital Account balances to give effect to the foregoing shall be treated as liquidated damages for tax purposes; (iii) the Non-Failing Member may cause the Company to be dissolved, in which case such Non-Failing Member will be the Liquidating Member and will have the right to cause the Project and other Company assets to be sold or otherwise liquidated in accordance with Section 13.2; or (iv) the Non-Failing Member may elect to loan to such Failing Member (“Failing Member Loan”), which Failing Member Loan shall be disbursed to the Company and treated as Additional Capital or Additional Initial Capital, as applicable, contributed to the Company by such Failing Member, an amount equal to the amount such Failing Member failed to contribute pursuant to Section 4.5(a)

or 4.5(b), which Failing Member Loan made by the Non-Failing Member to the Failing Member shall bear interest at a rate of 18% per annum (compounded annually) from the date of the advance until such Failing Member Loan is paid to the Non-Failing Member in full. Payments with respect to such Failing Member Loan shall be made to the Non-Failing Member out of distributions or proceeds from purchase of the Failing Member’s Membership Interest in the Company that would otherwise have been payable to such Failing Member under this Agreement until fully repaid (which payments will be applied first to accrued interest on the outstanding principal balance and then to the outstanding principal balance of such Failing Member Loan). Any such Failing Member Loan made to replace Additional Capital shall be nonrecourse to such Failing Member, shall be secured by such Failing Member’s Membership Interest in the Company and proceeds thereof, and shall be satisfied only out of distributions in respect of the Failing Member’s Membership Interest in the Company and proceeds from purchase of the Failing Member’s Membership Interest in the Company as provided above in this Section 4.5(d). Any such Failing Member Loan made to replace Additional Initial Capital shall be recourse to such Failing Member, shall be secured by such Failing Member’s Membership Interest in the Company and proceeds thereof and shall be payable out of distributions in respect of the Failing Member’s Membership Interest in the Company and proceeds from purchase of the Failing Member’s Membership Interest in the Company as provided above in this Section 4.5(d), but satisfaction of such Failing Member Loan shall not be limited to distributions in respect of the Failing Member’s Membership Interest in the Company or proceeds from purchase of the Failing Member’s Membership Interest in the Company, and the Non-Failing Member shall retain all rights available at law of in equity to collect such Failing Member Loan. A Failing Member Loan is prepayable at any time or from time to time. If not sooner paid in full, a Failing Member Loan made to replace Additional Capital shall mature upon the liquidation of the Company; if not sooner paid in full, a Failing Member Loan made to replace Additional Initial Capital shall mature upon the earlier of liquidation of the Company or demand of the Non-Failing Member that holds such Failing Member Loan. The rights under this Section 4.5(d) shall constitute the sole and exclusive remedies of the Company and the other Member in the event of a failure of any Member to fund a request for Additional Capital. In the event of a failure of any Member to fund a request for Additional Initial Capital, the Company and the other Member shall have, in addition to the rights under this Section 4.5(d), all other rights and remedies available at law of in equity to compel funding of such Additional Initial Capital.

ARTICLE 5. MEMBER LOANS

5.1 Member Loans. No Member shall be obligated to lend any money to the Company. If the Operating Member determines that it is necessary or appropriate for the Company to borrow money from any of the Members, then the Operating Member shall cause notice (a “Loan Request Notice”) to be sent to each of the Members, setting forth the amount proposed to be borrowed from the Members and the purpose of the proposed Member Loan. Each of the Members shall have the right, but not the obligation, to lend to the Company the amount to be borrowed as set forth in such Loan Request Notice multiplied by its respective Percentage Interest, which shall be exercisable by notice given to the Company and the other Member within forty-five (45) days of receipt of the Loan Request Notice from the Operating Member or by such earlier date as shall have been determined to be appropriate by the Operating Member, as set forth in the Loan Request Notice. If any of the Members does not lend the full amount set forth for it in the Loan Request Notice, the other Member shall have the option to lend the balance. If any Member(s) shall lend any money to the Company, such Member Loan shall not constitute a Capital Contribution by such Member(s) or entitle it to any increase in its share of the distributions of the Company. Each Member Loan shall be an obligation of the Company, and no Member shall be personally obligated to repay the Member Loan and the Member Loan shall be payable or collectible only out of the assets of the Company. All such Member Loans shall be on commercially reasonable terms as determined by Member Consent and shall bear interest at a rate of 2% per annum above the prime rate (or the average thereof if published as a range) in each case as published from time to time in The Wall Street Journal (or if The Wall Street Journal is no longer published, the prime rate as published in a publication of national circulation selected by Member Consent), compounded annually, adjusted as of the date of each prime rate change published, but in no event shall the rate of interest exceed the highest rate permitted by law for the obligor which, if exceeded, could subject the lending Member to penalties or forfeiture of all or any part of the interest or principal associated with such Member Loan.

5.2 Payment of Member Loans. Member Loans shall be repaid in accordance with the terms as agreed to by Member Consent. Unless the terms of the Member Loans provide otherwise, if more than one of the Members have outstanding Member Loans, amounts paid in respect of Member Loans shall be paid pro rata to the Members in accordance with the total principal and interest amounts of Member Loans then outstanding. All amounts received on Member Loans made by a particular Member shall be applied to repay those Member Loans in the chronological order in which they were made.

ARTICLE 6. MANAGEMENT OF THE COMPANY

6.1 Management.

(a) The day-to-day ordinary and customary business and affairs of the Company shall be managed by Managing Member in its capacity as managing member of the Company, subject to and in accordance with the terms hereof. The Members hereby appoint CNL as the initial Managing Member of the Company.

(b) Subject to approval by Member Consent of Major Decisions under Section 6.2(a) and other matters requiring Member Consent hereunder, approval by CNL Consent of CNL Decisions under Section 6.2(b), and the other restrictions on authority and express approval rights otherwise provided in this Agreement, the Managing Member shall have full and complete authority, power and discretion to manage and control the day-to-day affairs and business of the Company and shall have such power as is necessary, convenient or appropriate to carry out the purposes of the Company and to conduct the day-to-day business of the Company consistent with the terms of this Agreement. Except as otherwise expressly provided in this Agreement, any Member acting alone (other than Managing Member acting in its capacity as managing member of the Company in accordance with and subject to the terms of this Agreement or Operating Member acting in accordance with the authority delegated to Operating Member in accordance with and subject to the terms of this Agreement) shall have no right, power or authority to act for or on behalf of, or otherwise bind, the Company. Managing Member agrees to devote to the Company’s business such time as reasonably shall be necessary in connection with its duties and responsibilities hereunder. Managing Member shall at all times conduct the business and affairs of the Company (i) in accordance with the then effective Project Budget or Operating Budget and Capital Budget, as the case may be, (ii) following Completion, in a first-class and prudent manner, and (iii) in compliance in all material respects with all Company Financing, all material agreements affecting the Project or the Company, all applicable Requirements and any court orders. Subject to Section 6.2 and other provisions of this Agreement requiring Member Consent or CNL Consent, as applicable, and the other restrictions on authority and express approval rights otherwise provided in this Agreement, the Managing Member shall have the rights and authority to act on behalf of the Company with respect to:

(i) managing the Company’s operations so as to preserve the REIT status of the CNL owner and/or prevent the imposition of a prohibited transaction tax, and as may be required for REIT purposes, maintaining tax books and tax records and all other financial statements and records;

(ii) the continuation of the Company’s valid existence as a limited liability company under the laws of State of Delaware;

(iii) the acquisition, development, maintenance, preservation and operation of the Project in accordance with the provisions of the approved Plans and Specifications, this Agreement and applicable Requirements;

(iv) procurement of such insurance as may be appropriate or necessary for the prudent development and operation and management of the Project as set forth in this Agreement;

(v) collection of revenues generated by the Company and payment of all expenses of the Company;

(vi) establishment, maintenance and drawing upon checking, savings and other accounts in the name of the Company;

(vii) oversight and management of litigation filed on behalf of or against the Company as set forth in this Agreement

(viii) providing to the other Members any notices received by the Managing Member or its Affiliates regarding any violations of Requirements and any notices received with respect to the Construction Loan or any other Company Financing;

(ix) maintenance of all accounting and tax records for the Company as set forth in this Agreement, including maintaining all tax books and tax records and all other financial statements and records in accordance with GAAP and as may be required for REIT purposes;

(x) preparation or oversight of the Company’s independent accountants in the preparation of all federal, state and local tax returns of the Company;

(xi) the delivery of the Company financial statements as set forth in this Agreement, prepared in accordance with GAAP, and performance or causing performance of the Company’s financial reporting requirements as set forth in this Agreement;

(xii) delivery of, or causing delivery of, to the Company and the members of the Company of all documentation and calculations necessary for the Company’s independent accountants to prepare the Company’s U.S. income tax return and related Schedule K-1’s;

(xiii) monitoring of compliance with all loan and lender requirements and performing loan covenant testing and loan compliance reporting with respect to the Construction Loan and other Company Financing;

(xiv) monitoring and oversight of the Property Manager, and delivery to the Members such reports and information as are required of the Property Manager pursuant to the Management Agreement;

(xv) monitoring and management of Company’s cash management functions and annual independent audit, including maintenance of a system of cash management to comply with lender cash management requirements (including payment of vendors, maintenance of bank accounts, performance of bank reconciliations and the making of debt service payments);

(xvi) maintenance of Capital Accounts for the Members of the Company in accordance with the terms of this Agreement;

(xvii) implementation of Major Decisions and CNL Decisions as approved and on the terms set forth by Member Consent or CNL Consent, as applicable;

(xviii) making all distributions of Operating Cash Flow and Extraordinary Cash Flow in accordance with the terms of this Agreement; and

(xix) maintaining a system of internal controls necessary for CNL to complete CNL’s Sarbanes-Oxley certifications, as requested by CNL; provided, however, that to the extent the testing of the Company’s internal controls or the implementation of internal controls as a result of such testing causes the Company to incur non de minimus expenses, CNL shall bear the responsibility for such expenses.

(c) The Managing Member shall have the right to delegate any of the above responsibilities and authority to any other Member of the Company, subject to the acceptance by such Member of such delegation. The Managing Member hereby designates MCR as Operating Member and delegates to MCR, subject to the right of the Managing Member to terminate such delegation in accordance with Section 6.7, the foregoing authority of the Managing Member described in subparagraphs (ii) through (xviii) of Section 6.1(b). Until termination of such delegation of authority, MCR shall have full authority, power, responsibility and discretion to operate the Company in accordance with such delegated authority, responsibilities and duties. MCR hereby accepts such delegation by CNL as Managing Member and agrees that it shall perform as Operating Member the responsibilities and obligations and shall exercise the authority, power and discretion delegated to it as part of such delegation in accordance with the standard of care required under Section 6.1 of this Agreement as if it was the Managing Member of the Company. CNL acknowledges that MCR shall have no responsibilities or obligations to perform the duties of Managing Member of the Company (including any of the functions enumerated in subparagraphs (ii) through (xviii) of Section 6.1(b)) except to the extent expressly set forth in other provisions of this Agreement.

6.2 Major Decisions.

(a) Notwithstanding anything to the contrary, without prior written Member Consent in each instance (each, a “Major Decision”), the Company, Managing Member and the Operating Member shall not:

(i) Adopt, modify or supplement the Plans and Specifications, except for Minor Field Changes and Code Compliance Changes as permitted under the Development Agreement;

(ii) Enter into any contract or transaction with, or pay any amount to, a Member or any Affiliate of a Member, except as expressly provided in this Agreement, the Development Agreement or the Construction Contract;

(iii) Authorize or enter into any agreement, transaction or action on behalf of the Company that is unrelated to its purpose set forth in Section 2.3, including acquiring any real property other than the Project and easements and similar interests necessary for the Project;

(iv) Subject to the terms of Article 10, sell, lease, encumber, assign, convey, exchange or otherwise dispose of, in each case directly or indirectly, any interest in any asset of the Company, except in the case of (A) the sale of personal property which is not necessary for the operation of the Project (or if necessary, which is replaced by sufficient substitute property) for a sales price of not more than $25,000, (B) Permitted Leases, (C) easements and similar encumbrances necessary to provide services to the Project or (D) liens for a replacement Company Financing proposed by MCR in accordance with paragraph (x) below;

(v) Modify the Project Budget, other than to reallocate demonstrated line item savings to demonstrated line item overruns or to provide for use of amounts from the contingency line item, so long as each Member shall be given notice thereof promptly following such action;

(vi) Voluntarily dissolve or liquidate the Company, except as provided for in this Agreement;

(vii) Authorize or effect a merger or consolidation of the Company with or into one or more entities, redomicile the Company, or convert the form of the Company to other than a limited liability company;

(viii) Make any call for capital contributions from the Members, except as expressly authorized pursuant to Article 4;

(ix) Select any Property Manager for the management of the Project or, for so long as the Property Manager is not in default beyond any applicable cure period under the terms of the Management Agreement, terminate the Management Agreement or replace the Property Manager, or amend, modify, supplement, assign or grant any material consents or waivers under the Management Agreement; provided, however, that if the Property Manager is MCR or an Affiliate of MCR and is in default beyond any applicable cure period under the terms of the Management Agreement, only the consent of CNL shall be required to terminate the Management Agreement or replace the Property Manager or otherwise amend, modify, supplement or grant any material consents or waivers under the terms of the Management Agreement;

(x) Except for the Construction Loan, cause the Company to incur any Company Financing or modify, supplement or refinance any Company Financing; provided, however, that not earlier than thirty (30) days before the maturity of the Construction Loan or any other then-existing Company Financing that has been guaranteed in whole or in part by MCR or any of its Affiliates (including the MCR Guarantor), if new Company Financing, the proceeds of which will be used to repay the Construction Loan or such other matured Company Financing, has been presented, in good faith, by MCR and is not approved by Member Consent, then MCR shall be authorized, without Member Consent, to close on such replacement Company Financing presented by MCR, in an amount not more than the then-outstanding balance of the Construction Loan or other matured Company Financing plus transaction costs to complete the closing on the new Company Financing, and to encumber any or all of the Company’s property (including the Project) as security for such new Company Financing, unless within thirty (30) days after MCR presents the proposed replacement Company Financing, CNL provides the Company with a commitment for replacement Company Financing for at least as great a principal amount as the replacement Company Financing proposed by MCR, with no requirement for a guaranty by MCR or its Affiliates (other than a guaranty on terms no more onerous to MCR or its Affiliates than proposed by MCR as part of the replacement Company Financing proposed by MCR) and otherwise on terms at least as favorable to the Company as the replacement Company Financing proposed by MCR;

(xi) Confess a judgment against the Company in excess of $50,000, file or fail to contest any bankruptcy for the Company as debtor, seek or permit a receivership against the Company, make a general assignment by the Company for the benefit of its creditors or take any similar action for the benefit of creditors of the Company;

(xii) Possess any Company property, or assign the rights of the Company in specific Company property, for other than a Company purpose;

(xiii) Cause the Company to loan funds to any Person or issue any guaranty of obligations of another Person;

(xiv) Commingle Company funds with the funds of any other Person;

(xv) Modify the Development Fee or otherwise amend, modify, supplement, assign or grant any material consents or waivers under the Development Agreement; provided, however, that if MCR is in default beyond any applicable cure period under the terms of the Development Agreement, only the consent of CNL shall be required to terminate the Development Agreement, replace or permit the replacement of MCR as developer under the Development Agreement or otherwise amend, modify, supplement or grant any material consents or waivers under the terms of the Development Agreement;

(xvi) Terminate the Construction Contract or otherwise amend, modify, supplement, assign or grant any material consents or waivers requiring owner consent under the Construction Contract; provided, however, that if MCR is in default beyond any applicable cure period under the terms of the Construction Contract, only the consent of CNL shall be required to terminate the Construction Contract, replace or permit the replacement of MCR as the General Contractor under the Construction Contract or otherwise amend, modify, supplement or grant any material consents or waivers requiring owner consent under the terms of the Construction Contract;

(xvii) Amend this Agreement or the Certificate of Formation;

(xviii) Issue any Membership Interest in the Company or admit any Person as an additional member in the Company, except as expressly permitted by Article 10;

(xix) After Completion, determine whether and to what extent the Project should be repaired or restored following casualty or condemnation, other than as required by Company Financing;

(xx) Appoint any substitute Managing Member or delegate any responsibilities of Managing Member other than as set forth in Section 6.1(b);

(xxi) Threaten, file or settle any claim involving the Company, other than (A) eviction proceedings in the ordinary course of business, (B) claims that are insured (subject to any applicable deductible) and claims involving amounts less than $25,000, individually or in the aggregate for related claims and (C) in the case of action by MCR, during the construction period, claims related to development or construction of the Project that are within the scope of MCR’s Construction Cost Overrun responsibility under the Development Agreement; provided that MCR shall provide CNL prior written notice of any such claim and MCR’s proposed response thereto;

(xxii) Remove or appoint accountants in connection with any Company business;

(xxiii) hire any employee for the Company; or

(xxiv) Designate a bank for the deposit of funds of the Company.

(b) Notwithstanding anything to the contrary, without prior CNL Consent in each instance, the Company, the Managing Member and the Operating Member shall not do any of the following (each, a “CNL Decision”):

(i) Adopt an Operating Budget or a Capital Budget or, except as expressly provided in another provision of this Agreement, cause the Company to pay or incur any expense not provided for in the Project Budget, an Operating Budget or a Capital Budget; provided, however, that CNL shall not unreasonably withhold its consent to any proposed expenditure that MCR has advised CNL that MCR considers such expenditure to be necessary to achieve Completion of the Project;

(ii) Modify any Operating Budget, except to allow annual variances in line items that do not exceed in the aggregate in any fiscal year the greater of (A) $5,000 and (B) ten percent (10%) of the line item and that, when taken together with all other variances in the Operating Budget in such fiscal year, do not increase the total amount provided in the applicable Operating Budget by more than ten percent (10%) in the aggregate;

(iii) Modify any Capital Budget, except to allow an annual aggregate variance not in excess of $50,000 after taking all line item variances into account; and

(iv) Enter into any contract or agreement that obligates the Company to pay more than $50,000 or that is not terminable on no more than thirty (30) days’ notice without penalty or charge; provided, however, that subject to the other provisions of Section 6.2(a) and 6.2(b), such restriction shall not restrict the authority of the Managing Member or the Operating Member to enter into such contracts or agreements with non-Affiliate third parties in the ordinary course of business of operating the Project as an apartment community on such terms as are commercially reasonable in the context of a “Class A” garden apartment community in the greater Houston, Texas market.

CNL will use good faith efforts to consult with MCR on matters constituting CNL Decisions; provided, however, that CNL shall have no obligation to implement or otherwise be subject to any information or input offered by MCR in connection therewith, except as otherwise provided by this Agreement.

(c) Each Member shall use good faith efforts to provide the other Member with not less than thirty (30) days’ advance notice of any proposed decision that requires the approval of such other Member under Section 6.2(a) or 6.2(b); provided, however, that in the event of an emergency or other circumstance that does not reasonably permit such advance notice, a Member may call upon the other Member to respond within a shorter, reasonable period of time (but in no event less than two (2) Business Days’ advance notice). Member Consent or CNL Consent, as applicable, may be by written consent or may occur pursuant to a meeting or by conference call with the results confirmed in writing, and such written consent or written confirmation may be delivered in the form of facsimile, electronic mail, telex, telecopy or telegraph. An agenda for each meeting shall be prepared in advance by the Members in consultation with each other. Approval by Member Consent or CNL Consent, as applicable, of the matter being considered shall be binding on the Company and the Members for all matters. Upon the request of any of the Members, the Operating Member shall cause written minutes to be prepared of all actions taken by the Members at meetings to consider Major Decisions and/or CNL Decisions and shall deliver a copy thereof to each of the Members within seven (7) days after the date of the meeting.

(d) The authority of both the Managing Member and the Operating Member to designate a bank for the deposit of Company funds shall be subject to Section 6.3 below.

6.3 Bank Accounts. The Company will maintain separate bank accounts in such banks as the Members by Member Consent may designate or any lender of the Company may require, which accounts shall be exclusively for the deposit and disbursement of funds of the Company. All funds of the Company shall be promptly deposited in such accounts. The Operating Member may designate representatives of Operating Member to be authorized signatories for such accounts from time to time, provided that a representative of MCR shall at all times be an authorized signatory on all Company bank accounts without the requirement of any co-signatory for such accounts. All signatories shall be insured by fidelity bonds or employee dishonesty insurance on terms reasonably acceptable to CNL.

6.4 Annual Budgets. No later than sixty (60) days before Completion, the Operating Member shall prepare or cause to be prepared by the Property Manager for the Project, for CNL’s review and approval, a proposed operating budget and a proposed capital budget, each for the portion of the then-current calendar year remaining after Completion, in a form reasonably satisfactory to CNL. The Operating Member shall consult with CNL with respect to such proposed operating budget and proposed capital budget. Once approved by CNL, the applicable final proposed operating budget shall become the “Operating Budget” hereunder, and, once approved by CNL, the applicable final proposed capital budget shall become the “Capital Budget” hereunder. Thereafter, no later than November 1st of each calendar year, the Operating Member shall prepare or cause to be prepared by the Property Manager for the Project, for CNL’s review and approval, a proposed operating budget and a proposed capital budget for the upcoming calendar year. The Operating Member shall consult with CNL with respect to such proposed operating budget and proposed capital budget with the goal that CNL and MCR agree on each such proposed budget on or before December 1st of each calendar year. If approved by CNL, the final proposed operating budget for such subsequent calendar year shall become the then operative “Operating Budget” hereunder for such calendar year. If approved by CNL, the final proposed capital budget for such subsequent calendar year shall become the then operative “Capital Budget” hereunder for such calendar year. If, as of the commencement of any calendar year, all or any portion of a proposed Operating Budget has not been approved by CNL, the Operating Member shall be authorized to operate the Company in accordance with those portions of the prior calendar year’s Operating Budget that pertain to the portions of the proposed Operating Budget that have not been so approved. Notwithstanding the foregoing, until a new Operating Budget for a calendar year is approved by CNL, the Operating Member may make expenditures for real estate taxes, scheduled debt service payments, insurance premiums for insurance maintained in accordance with the terms of this Agreement, common area expenses, fulfillment of obligations to tenants under Permitted Leases and utilities, regardless of the amounts permitted therefore in the prior calendar year’s Operating Budget.

6.5 Insurance. The Operating Member shall cause the Company to obtain and maintain all insurance described on Exhibit D to the extent that such required coverages are available on commercially reasonable terms. If the Operating Member determines that any of such insurance coverages are not available on commercially reasonable terms, then the Operating Member shall notify the Members and, subject to the last sentence of this Section 6.5, the Members shall agree upon the coverages to be maintained and the means of placing the related insurance. Nothing in this Section 6.5 requires the Operating Member to obtain insurance coverage that it is unable to arrange on commercially reasonable terms. CNL will have the right to place any insurance coverage listed in Exhibit D that the Operating Member advises it is unable to obtain so long as the cost and terms for such coverage arranged by CNL are commercially reasonable.

6.6 Consultation Regarding the Project. CNL, as Managing Member, directly or through its agents or Affiliates, notwithstanding the delegation of authority granted to the Operating Member, shall have the right to consult with and provide comments to the Operating Member on significant issues relating to the management and business of the Company and development of the Project, and, if requested by CNL, each of the Company and the Operating Member will make available its officers and representatives of its accountants to meet with CNL or its agents or Affiliates from time to time during each year at mutually agreeable times for such consultation and to review the management, progress and conditions (financial and otherwise) of the Project and the management of the Company. Notwithstanding anything to the contrary in this Agreement, the rights of CNL to provide such consultation shall include: (a) the right to discuss, and provide advice with respect to, the Company’s business (including the management of the Project) with the Operating Member and the Company’s officers, employees, managers and agents and the right to consult with and advise the Operating Member on matters materially affecting the Company (including the Project); (b) the right to submit business proposals or suggestions relating to the Company (including the Project) to the Operating Member and the Company’s management from time to time with the requirement that one or more members of the Operating Member’s management discuss such proposals or suggestions with CNL or its agent or Affiliate, as applicable, within a reasonable period after such submission and the right to call a meeting with the Operating Member’s management in order to discuss such proposals or suggestions; and (c) the right (i) to visit the Company’s business premises and the Project during normal business hours, (ii) to receive financial statements, operating reports, budgets or other financial reports of the Company (including those relating to the Project) on a regular basis describing the financial performance, significant proposals and other material aspects of the Company (including the Project), (iii) to examine the books and records of the Company (including those relating to the Project) and (iv) to request such other information relating to the Company (including the Project) at reasonable times and intervals in light of the Company’s normal business operations concerning the general status of the Company’s business, financial condition and operations (including the Project) but only to the extent such information is reasonably available to the Company and in a format consistent with how the Company maintains such information.

6.7 Termination of Delegation of Authority to MCR as Operating Member.

(a) CNL shall have the right, without the concurrence of MCR, to terminate the delegation of authority to MCR as Operating Member, and remove MCR as Operating Member, (i) before Completion, if Cause exists or (ii) after Completion, at any time with or without Cause. For the avoidance of doubt, any termination by CNL and removal of MCR as Operating Member shall not affect MCR’s right to approve Major Decisions or any other matters requiring Member Consent under this Agreement.

(b) For purposes of this Agreement, termination of MCR as Operating Member for “Cause” shall mean termination due to any one or more of the following: (i) any material breach or default by MCR in its obligations as Operating Member as delegated by the Managing Member under this Agreement, which breach or default, if the same may be cured by the payment of money, has not been cured within fifteen (15) days after written notice to MCR, or if the same may not be cured by the payment of money, has not been cured within thirty (30) days after written notice to MCR (provided, however, that MCR shall have an additional ninety (90) days to cure such breach if such breach is not curable within such thirty (30) day period, so long as MCR has commenced cure within such initial thirty (30) day period and continues to prosecute to completion with diligence and continuity the curing thereof within such additional ninety (90) day period); (ii) any act by MCR that MCR knows to be beyond the scope of its authority under this Agreement when the act is taken; (iii) in the event of any fraud, gross negligence or willful misconduct by MCR against CNL or the Company in connection with MCR’s activities as Operating Member; (iv) the Project not Completed by the date required under the Development Agreement (except in the case of an Event of Force Majeure as defined in the Development Agreement); (v) MCR’s termination as developer pursuant to the terms of the Development Agreement prior to Completion; and (vi) prior to Completion, none of the MCR Principals (or a replacement individual reasonably acceptable to CNL) is involved in management of the day-to-day operations of MCR. Such removal and termination of authority shall be effective upon delivery of written notice thereof to MCR and, upon MCR’s removal and termination, CNL shall have the right to become the substitute Operating Member, directly or through an Affiliate, or, if termination of MCR is for Cause, to appoint and delegate authority to another person as substitute Operating Member, who shall have such rights and obligations of the Operating Member as may be delegated by the Managing Member.

(c) As a condition to terminating the delegation of authority of MCR as Operating Member, and removing MCR as Operating Member, without Cause, CNL must cause the Construction Loan and any other Company Financing for which MCR or any MCR Affiliate (including the MCR Guarantor) has any personal liability to be paid in full and satisfied. MCR’s removal as Operating Member without Cause shall in no form or fashion affect MCR’s economic interest as a Member of the Company pursuant to this Agreement or the right of MCR Development to receive the Development Fee provided in the Development Agreement. Furthermore, in the event of removal of MCR as Operating Member for Cause, such removal shall not in any form or fashion affect or the right of MCR Development to receive the Development Fee provided in the Development Agreement (unless the Development Agreement is also terminated) or MCR’s economic interest as a member of the Company pursuant to this Agreement unless such removal for Cause is a result of one of the matters specified in Section 9.5 of this Agreement, and then the economic interest of MCR as a Member of the Company shall be effected by such removal only to the extent provided in Section 9.5 below.

6.8 Development. The Company shall retain MCR as the developer for the Project, to act as the Company’s sole and exclusive agent to coordinate and supervise the management and administration of the development of the Project and the construction of the improvements comprising the Project. The Company and MCR are simultaneously with execution of this Agreement entering into the Development Agreement. MCR will cause Completion of the Project for a cost not to exceed the Guaranteed Price (as defined in the Development Agreement). MCR shall cause MCR Guarantor to provide all guaranties required in connection with the Construction Loan, including any completion guaranty, cost guaranty and/or construction warranty as required by the Construction Lender. As compensation for MCR’s development services, the Company agrees to pay MCR a development fee (the “Development Fee”) equal to three percent (3%) of the aggregate costs in the Project Budget.

6.9 Management Agreement. The Company will enter into a management agreement (the “Management Agreement”) with the Property Manager to manage the Project, pursuant to which, as compensation for the services described therein, Property Manager shall be paid a property management fee as set forth in the Management Agreement. The initial Property Manager will be an Affiliate of MCR designated by MCR, which initial Property Manager shall be paid a property management fee of 2.50% of gross receipts from the Project with a monthly floor of $8,000. The Members shall negotiate the terms of the Management Agreement with the initial Property Manager in good faith. The MCR Affiliated Property Manager shall not be terminated by the Company unless (i) MCR is removed as the Operating Member in accordance with Section 6.7 or (ii) the MCR Affiliated Property Manager is in default under the Management Agreement beyond any applicable cure periods. Should the Management Agreement with the initial Property Manager terminate for any reason, the Company will enter into a replacement Management Agreement for management of the Project subject to, and in accordance with, the terms of Section 6.2.

6.10 Contracts with Affiliates. Notwithstanding anything to the contrary, CNL shall have the authority to enforce the remedies of the Company, and the sole and exclusive right to grant any waiver of performance, under any contract with MCR or an Affiliate of MCR, including the Development Agreement, the Construction Contract and the Management Agreement with the initial Property Manager pursuant to Section 6.8.

6.11 Indemnification of Members; Exculpation. The Company shall hold harmless, indemnify and defend each of the Managing Member and the Operating Member and each of their respective Affiliates from and against any and all claims, suits, actions, and other proceedings, and all loss, cost, damage, expense or liability (including fees and expenses of attorneys and other professional advisors and court costs) arising out of or relating to (i) the status as a Member of the Company or its relationship with the Company or, to the extent related to the Company, another Member or (ii) any action taken, omitted or suffered by the Managing Member or the Operating Member in the performance of their respective duties as Managing Member or Operating Member hereunder, or otherwise in their capacity as the Managing Member or Operating Member, as to any Member or its Affiliates provided that such decision or action taken, omitted or suffered by such Managing Member or Operating Member, as applicable, was done so in the reasonable and good faith belief that such decision or action was in the best interest of the Company and within the authority of such Managing Member or Operating Member, as applicable and did not involve or result from (x) fraud, bad faith, gross negligence or willful misconduct on the part of the Member or any of its Affiliates, (y) the breach of any covenant, agreement or obligation of the Member or its Affiliates contained in this Agreement or, in the case of MCR, the Development Agreement, the Construction Contract or the Management Agreement with MCR’s Affiliated Property Manager or (z) the knowing breach of any representation or warranty made by the Member in this Agreement. A Member will not be liable or accountable, in damages or otherwise, to the Company or the other Member for anything the Member may do or refrain from doing in managing the business, properties and affairs of the Company provided that such decision or action taken, omitted or suffered by such Member was done so in the reasonable and good faith belief that such decision or action was in the best interest of the Company and did not involve or result from (a) fraud, bad faith, gross negligence or willful misconduct on the part of the Member or (b) actions that the Member knows to be outside the scope of its authority as allowed by this Agreement when taken. MCR’s responsibility in respect of design and construction of the Project is as provided in the Development Agreement, and MCR will have no greater responsibility solely in respect of design and construction of the Project than as provided in the Development Agreement.

6.12 Leasing Guidelines. The Members shall negotiate in good faith to develop and agree upon initial Leasing Guidelines for the lease up of the Project as an apartment community following the execution of this Agreement and prior to the execution of any lease within the Project. The Members shall negotiate in good faith to amend the Leasing Guidelines as may be necessary from time to time. All Leasing Guidelines shall be approved by Member Consent.

ARTICLE 7. BOOKS AND RECORDS, AUDITS, TAXES, ETC.

7.1 Books; Statements.

(a) In addition to the establishment and maintenance of Capital Accounts pursuant to Section 7.9, the Company shall keep all books and records required under the Act and such other books and records as shall be necessary, as determined by the Managing Member. All financial statements of the Company provided for below shall be prepared in accordance with GAAP, consistently applied.

(b) Following the Effective Date:

(i) following a tenant’s occupancy of any portion of the Project, Operating Member shall prepare or cause to be prepared a statement setting forth the calculation of Operating Cash Flow for each month for which the Company is to make periodic distributions of Operating Cash Flow as provided in Section 9.3, and the Company shall furnish a copy of such cash flow statement to each Member within twenty-one (21) days after the end of such month;

(ii) no later than the seventh (7th) day after each month-end, Operating Member shall prepare and submit or cause to be prepared and submitted to each Member an unaudited balance sheet of the Company dated as of the end of such month, together with a profit and loss statement and statement of cash flows for such month and for the portion of the fiscal year then ended and a statement of change in each Member’s capital for the month; and

(iii) no later than the seventh (7th) day of each January, April, July and October during the term of this Agreement, Operating Member shall prepare and submit or cause to be prepared and submitted to each Member a profit and loss statement for the calendar quarter immediately preceding with a cumulative fiscal year accrual basis profit and loss statement to date and a statement of change in each Member’s capital for the quarter and the fiscal year to date; and

(c) As soon as practicable following the end of each fiscal year of the Company, an annual audit shall be conducted by independent certified public accountants of recognized standing, selected by CNL in accordance with Section 7.6 and retained by the Company, which audit shall cover the assets, properties, liabilities and net worth of the Company, and its dealings, transactions and operations during such fiscal year, and all matters and things customarily included in such audits, and a full, detailed certified financial statement shall be furnished to each Member within sixty (60) days after the end of such fiscal year, showing on an accrual basis in accordance with GAAP the financial condition of the Company at the end of such fiscal year and the results of operations of the Company for such fiscal year and, if applicable, a full and complete report of the audit scope and audit findings in the form of a management audit report with an internal control memorandum.

(d) In its preparation of the financial statements set forth in this Section 7.1, the Operating Member shall maintain a system of internal controls necessary for CNL to complete CNL’s Sarbanes-Oxley certifications, as requested by CNL; provided, however, that to the extent the testing of the Company’s internal controls or the implementation of internal controls to satisfy CNL’s standards causes the Company or the Operating Member to incur non de minimus expenses, CNL shall bear the responsibility for such expenses. CNL shall from time to time advise the Operating Member of the requirements necessary to meet CNL’s Sarbanes-Oxley standards so as to allow the Operating Member to implement appropriate internal controls.

7.2 Where Maintained. The books, accounts and records of the Company shall be at all times maintained at the offices of MCR or as otherwise specified in the Management Agreement in effect with respect to the Project from time to time, and available to the Members for review and copying.

7.3 Audits. In addition to the annual audit of the Company as required under Section 7.1(c), any Member may, at its option and at its own expense, conduct internal audits of the books, records and accounts of the Company. Audits may be on either a continuous or a periodic basis or both and may be conducted by employees of any Member, or an Affiliate of any Member, or by independent auditors retained by any Member.

7.4 Objections to Statements. Following Completion, any Member shall have the right to object to any of the statements described in Section 7.1(b) and 7.1(c) by giving notice to the other Members within forty-five (45) days after such statement is received by each Member indicating in reasonable detail the objections of such Member and the basis for such objections. If any Member shall fail to give such notice within said forty-five (45) day period, such statement and the contents thereof shall, in the absence of fraud or willful misconduct by the Member or the independent certified public accountants preparing the statements, be deemed conclusive and binding upon such Member so failing to give such notice subject, in the case of the statements provided for in Section 7.1(b) to the audit provided for in Section 7.1(c). Objections to any statement and any disputes concerning the findings of, and questions raised as the result of, audits of the Company’s books shall be settled by Member Consent.

7.5 Tax Returns. The Company shall elect to be treated and shall file its tax returns as a partnership for federal and, to the maximum extent allowed, state, municipal and other governmental income tax purposes. The Company shall prepare or cause to be prepared, on an accrual basis, all federal, state, municipal and other governmental partnership income tax returns required to be filed. Unless otherwise determined by Member Consent, such tax returns shall be prepared by independent certified public accountants selected pursuant to Section 7.6, who shall sign such returns as preparers. The Company shall submit (i) draft returns to each Member for review and approval no later than ninety (90) days after the close of the Company’s taxable year and (ii) final returns to each Member for review and approval no later than five and one-half (5 1⁄2) months after the close of the Company’s taxable year. Each Member shall notify the other Member(s) upon receipt of any notice of tax examination of the Company by federal, state or local authorities.

7.6 Tax Matters Partner. CNL is hereby appointed the “Tax Matters Partner” of the Company for all purposes pursuant to Sections 6221-6231 of the Code, with respect to operations conducted by the Company during the period that CNL is a Member. The Tax Matters Partner shall comply with the requirements of Section 6221 through 6232 of the Code. The Tax Matters Partner shall have the authority, in its reasonable discretion, to select and appoint, from time to time, independent certified public accountants to prepare tax returns and annual audited financial statements for the Company, the expense of which shall be borne by the Company. Notwithstanding the foregoing, the Tax Matters Partner shall have no authority to bind the Company or any other Member.

7.7 Tax Policy. The Company shall make any and all tax accounting and reporting elections and adopt such procedures as shall be approved by Member Consent. A Member shall be deemed to have consented to any tax election made by the Tax Matters Partner if (i) such election is described in reasonable detail in a written notice to such Member and (ii) such Member shall not have objected in writing to such election within fifteen (15) days following such Member’s receipt of such notice, indicating in reasonable detail the objection of such Member and the basis for such objection. Any disputes over tax elections shall be resolved by Member Consent.

7.8 Section 754 Election. At the request of a Member, the Company shall make and file a timely election under Section 754 of the Code (and a corresponding election under applicable state or local law) in the event of a transfer of a Membership Interest in the Company permitted hereunder or the distribution of property to a Member to the extent that such election results in a positive basis adjustment to the Company’s property. Any Member or transferee first requesting an election hereunder shall reimburse to the Company the reasonable out-of-pocket expenses incurred by the Company in connection with such election, including any legal or accountants’ fees. Thereafter, each Member or transferee shall reimburse such expenses with respect to adjustments under Section 743 of the Code in the proportion which the interest of each Member or transferee bears to the sum of the interests of all such Members or transferees.

7.9 Capital Accounts. A separate capital account (each, a “Capital Account”) shall be maintained for each Member in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), and this Section 7.9 shall be interpreted and applied in a manner consistent therewith. Whenever the Company would be permitted to adjust the Capital Accounts of the Members pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Company property, the Company may so adjust the Capital Accounts of the Members and the Company shall so adjust the Capital Accounts of the Members to the extent necessary to comply with the requirements of Code Section 704(b) and the Treasury Regulations thereunder. In the event that the Capital Accounts of the Members are adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Company property, (i) the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property, (ii) the Members’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Code Section 704(c) and (iii) the amount of upward and/or downward adjustments to the book value of the Company property shall be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of Article 8. In the event that Code Section 704(c) applies to Company property, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property.

ARTICLE 8. ALLOCATIONS

8.1 Allocation of Net Income and Net Loss. After application of Section 8.3 and Section 8.4, and subject to Section 8.2, any remaining Net Income or Net Loss for a taxable year (or other period for which the Treasury Regulations requires an allocation to be made) shall be allocated among the Members and to their Capital Accounts as may be required to cause the balances of the Members’ Capital Accounts (in the case of each Member, increased by (i) such Member’s obligation to restore a deficit balance in its Capital Account, including any deemed obligation pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and (ii) the share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain allocable to the Member, as determined pursuant to Treasury Regulation Section 1.704-2) to be as nearly equal to their Target Balances as possible, consistent with the provisions of Section 8.5. To the extent the allocation of Net Income or Net Loss does not cause the Capital Account of each Member (as so adjusted) to equal its Target Balance, items of income or gain (including items of gross income) will be reallocated to any Member with a Capital Account (as so adjusted) which is less than its Target Balance, and items of loss, deduction or expense will be reallocated to any Member with a Capital Account (as so adjusted) that is greater than its Target Balance, in each case in such manner as to reduce, to the greatest extent possible, the aggregate differences between Target Balances and Capital Accounts (as so adjusted).

8.2 Loss Limitation. Net Loss allocated pursuant to Section 8.1 shall not exceed the maximum amount of Net Loss that can be allocated without causing or increasing a deficit balance in a Member’s Adjusted Capital Account. A Member’s “Adjusted Capital Account” balance shall mean such Member’s Capital Account balance increased by such Member’s obligation to restore a deficit balance in its Capital Account, including any deemed obligation pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and decreased by the amounts described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6). In the event that one but not all of the Members would have a deficit balance in its Adjusted Capital Account as a consequence of an allocation of Net Loss pursuant to Section 8.1 in excess of the amount, if any, permitted under the first sentence of this Section 8.2, the limitation set forth in this Section 8.2 shall be applied by allocating 100% of the remaining Net Loss to the other Members, pursuant to Section 8.1 (subject to the limit in this Section 8.2), until the Adjusted Capital Account of each such other Member is zero.

8.3 Minimum Gain Chargebacks and Nonrecourse Deductions. Notwithstanding any other provision of this Agreement:

(a) Company Minimum Gain Chargeback. In the event there is a net decrease in Company Minimum Gain during a taxable year (or other period for which the Treasury Regulations requires an allocation to be made), the Members shall be allocated items of income and gain in accordance with Treasury Regulations Section 1.704-2(f). For purposes of this Agreement, the term “Company Minimum Gain” shall have the meaning for “partnership minimum gain” set forth in Treasury Regulations Section 1.704-2(b)(2), and any Member’s share of Company Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(1). This Section 8.3(a) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.

(b) Nonrecourse Deductions. Subject to Section 8.2, Nonrecourse Deductions shall be allocated to the Members pro rata in accordance with their Percentage Interests. For purposes of this Agreement, the term “Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). This Section 8.3(b) is intended to comply with Treasury Regulations Section 1.704-2(e) and shall be interpreted and applied in a manner consistent therewith.

(c) Member Nonrecourse Debt. To the extent required by Treasury Regulations Section 1.704-2(i), any items of income, gain, loss or deduction of the Company that are attributable to a nonrecourse debt of the Company that constitutes Member Nonrecourse Debt (including chargebacks of Member Nonrecourse Debt Minimum Gain) shall be allocated in accordance with the provisions of Treasury Regulations Section 1.704-2(i). For purposes of this Agreement, the term “Member Nonrecourse Debt” shall have the meaning for “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4), and the term “Member Nonrecourse Debt Minimum Gain” shall have the meaning for “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i)(2). This Section 8.3(c) is intended to satisfy the requirements of Treasury Regulations Section 1.704-2(i) (including the partner nonrecourse debt minimum gain chargeback requirement) and shall be interpreted and applied in a manner consistent therewith.

8.4 Qualified Income Offset. Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in its Capital Account in excess of any obligation to restore a deficit balance in its Capital Account (including any deemed deficit restoration obligation pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and adjusted as provided in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)) shall be allocated items of income and gain in an amount and a manner sufficient to eliminate, to the extent required by the Treasury Regulations, such deficit balance as quickly as possible. This Section 8.4 is intended to comply with the alternate test for economic effect set forth in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent therewith.

8.5 Code Section 704(b) Allocations. The allocations set forth in Sections 8.3(a), 8.3(b), 8.3(c) and 8.4 (the “Regulatory Allocations”) are intended to comply with the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provisions of this Article 8 (other than the Regulatory Allocations), if any Regulatory

Allocation is made, income, gain, loss and deduction shall thereafter be reallocated to the extent that such reallocation causes the net aggregate amount of allocations of income, gain, deduction and loss to each Member to be equal to as closely as possible the net aggregate amount of such items that would have been allocated to each Member if the Regulatory Allocations had not occurred. This Section 8.5 shall be interpreted and applied in such a manner and to such extent as is reasonably necessary to eliminate, as quickly as possible, distortions that would otherwise occur as a consequence of the Regulatory Allocations in the absence of this Section 8.5.

8.6 Other Allocation Provisions. The Managing Member shall make all applicable elections, determinations and other decisions under the Code and applicable Treasury Regulations (including, without limitation, the deductibility of a particular item of expenses and the positions to be taken on the Company’s tax return).

8.7 Distributions of Nonrecourse Liability Proceeds. If the Company makes a distribution to any Member that may be allocable to an increase in Company Minimum Gain pursuant to Treasury Regulations Section 1.704 2(h), then the Company shall, to the extent permitted by Treasury Regulations Section 1.704 2(h), minimize the amount of such distribution that is allocable to an increase in Company Minimum Gain.

8.8 Taxable Year; Fiscal Year. The taxable year of the Company shall be the calendar year, unless otherwise required by the Code or, subject to obtaining consent of the Internal Revenue Service, the Members determine otherwise by Member Consent. The fiscal year of the Company shall be the calendar year unless the Members determine otherwise by Member Consent.

8.9 Recapture. Any recapture of depreciation, amortization and other cost recovery deductions shall be allocated among the Members in proportion to the respective amounts of depreciation, amortization and cost recovery deductions allocated to each Member; provided, however, that this provision addresses only the character of the Net Income allocated to a Member, and the recapture amount allocated to any Member shall not exceed the total Net Income allocated to such Member for the applicable period.

ARTICLE 9. DISTRIBUTIONS

9.1 Percentage Interests in Company. The percentage interest of the respective Members in the Company (“Percentage Interest”) shall be:

CNL:	95%
MCR:	5%

The Percentage Interest of each Member is subject to the preferred and priority rights provided for herein and adjustment pursuant to the terms of Section 4.5(d).

9.2 Certain Definitions. The following terms shall have the following meanings when used herein:

(a) “Operating Cash Flow” shall mean, for any period, the net income or net loss of the Company for such period, as determined in accordance with GAAP, consistently applied, and adjusted as follows or as otherwise determined by Member Consent:

(i) Additions. There shall be added to such net income or subtracted from such net loss, without duplication, the following items: (1) the amount charged for depreciation, amortization or any other deduction not involving a cash expenditure during such period, (2) the amount of Capital Contributions to the Company during such period, (3) the proceeds of short-term borrowings of the Company in the ordinary course of business (including Member Loans) received during such period, (4) interest received during such period on non-cash consideration received by the Company pursuant to a Major Capital Event, (5) any amount by which cash reserves, which were previously established prior to the period in order to retain sufficient working capital in the Company or to properly reserve for actual or contingent obligations of the Company or improvements to the Project, have been reduced during such period (other than through the payment of expenses), (6) the proceeds of business interruption insurance received during such period to the extent not otherwise included in determining net income or net loss, (7) cash expenditures paid out of cash reserves during such period to the extent such expenditures were deducted in determining net income or net loss, (8) rental receipts, collection of receivables and other cash receipts received during such period which were included (whether or not received) in determining net income or net loss in a prior period, (9) the costs and expenses incurred by the Company during such period in connection with a Major Capital Event to the extent deducted in the determination of net income or net loss, except to the extent that net receipts of the Company from such Major Capital Event were insufficient to pay such costs and expenses, and (10) expenditures during such period for items deducted in determining net income or net loss of the Company, to the extent paid from proceeds of a Major Capital Event.

(ii) Deductions. There shall be subtracted from such net income or added to such net loss, without duplication, the following items: (1) the amount of payments made during such period on account of principal upon mortgage loans secured by Company property and any other loans made to the Company, including Member Loans, in each case, to the extent not paid from the proceeds of a Major Capital Event, (2) funds disbursed during such period for capital expenditures, leasing commissions, tenant finish or any other expenses not deducted in determining net income or net loss of the Company, except to the extent paid from proceeds of a Major Capital Event that were not included in the determination of net income or net loss, (3) any amount to establish or increase cash reserves during such period pursuant to a determination by Member Consent that such reserve and the amount thereof is necessary or appropriate in order to retain sufficient working capital in the Company or to properly reserve for other actual or contingent obligations of the Company or improvements to the Project, (4) any amount included in net income or net loss but not received in cash by the Company during such period, (5) the proceeds during such period of a Major Capital Event to the extent included in determining net income or loss, (6) any amounts distributed during such period to the Members in payment of any guaranteed payment within the meaning of Section 707(c) of the Code, and any amounts distributed to a Member during such period for services rendered other than in its capacity as a member of the Company within the meaning of Section 707(a) of the Code, to the extent not previously taken into account as a deduction in determining net income or net loss, and (7) the costs and expenses incurred by the Company during such period in connection with a Major Capital Event to the extent that net receipts of the Company from such Major Capital Event were insufficient to pay such costs and expenses and such costs and expenses were not deducted in determining net income or loss.

(b) “Extraordinary Cash Flow” shall mean the cash receipts of the Company from a Major Capital Event as reduced (to the extent not deducted in determining Operating Cash Flow (or deducted in determining Operating Cash Flow but added back pursuant to paragraph (a)(1) above)) by (i) the costs and expenses incurred by the Company in connection with such Major Capital Event, including title, survey, appraisal, recording, escrow, transfer tax and similar costs, brokerage expense and attorneys, and other professional fees, (ii) funds deposited in reserves pursuant to a determination by Member Consent that such reserves and the amount thereof are required or appropriate to provide for actual or contingent obligations of the Company or improvements to the Project, (iii) funds applied to pay or prepay any indebtedness of the Company ((including interest and principal payable on Member Loans in accordance with their terms) in connection with such Major Capital Event and (iv) any portion of such cash receipts spent on reconstruction or repair. To the extent that any amount received pursuant to a Major Capital Event has been set aside as a reserve pursuant to item (ii) above in this definition and the Members thereafter determine by Member Consent that all or a portion of such amount is not required for such purposes, such amount shall be included in Extraordinary Cash Flow when the Members determine by Member Consent that it is no longer necessary or appropriate to retain such amount as a reserve. Any principal payments on non-cash consideration received pursuant to a Major Capital Event, including promissory notes or deferred payment obligations, shall be deemed to be included in Extraordinary Cash Flow when received in cash by the Company.

(c) “Operating Return” shall mean a cumulative return, compounded monthly, equal to ten percent (10%) per annum on each Member’s Unreturned Additional Capital and/or Unreturned Initial Capital, as the case may be. One-twelfth of the annual Operating Return payable for the current fiscal year of the Company shall accrue at the time of each monthly distribution of Operating Cash Flow (or at the time that such distribution would be made if Operating Cash Flow were available for distribution).

(d) “Unreturned Additional Capital” shall mean, for each Member, its Additional Capital, reduced by (i) any distributions of Extraordinary Cash Flow made to such Member pursuant to Section 9.4(f) hereof and (ii) to the extent that such distributions exceed the amount of such Member’s Disproportionate Capital attributable to Unreturned Initial Capital at the time, any distributions of Extraordinary Cash Flow made to such Member pursuant to Section 9.4(f) hereof.

(e) “Unreturned Operating Return” shall mean, for each Member, its Operating Return computed with respect to Unreturned Initial Capital or Unreturned Additional Capital, as the case may be, reduced as follows:

(i) in the case of the Operating Return computed with respect to Unreturned Initial Capital, by (A) distributions of Operating Return made to such Member pursuant to Sections 9.3(a) and 9.4(a) hereof and (B) distributions of Extraordinary Cash Flow made to such Member pursuant to Sections 9.4(f) and 9.4(f) hereof to the extent that such distributions do not exceed the amount of such Member’s Operating Return on Unreturned Initial Capital that is attributable to Disproportionate Capital; and

(ii) in the case of the Operating Return computed with respect to Unreturned Additional Capital, by (A) distributions of Operating Return pursuant to Sections 9.3(d) and 9.4(d) hereof and (B) to the extent that such distributions exceed the amount of such Member’s Operating Return on Unreturned Initial Capital that is attributable to Disproportionate Capital, any distributions of Extraordinary Cash Flow made to such Member pursuant to Sections 9.4(f) and 9.4(f) hereof.

(f) “Unreturned Initial Capital” shall mean, for each Member, its Initial Capital Contributions, reduced by (i) any distributions of Extraordinary Cash Flow made to such Member pursuant to Section 9.4(e) hereof and (ii) distributions of Extraordinary Cash Flow made to such Member pursuant to Section 9.4(f) hereof to the extent that such distributions do not exceed the amount of such Member’s Disproportionate Capital attributable to Unreturned Initial Capital at the time.

(g) “Disproportionate Capital” shall mean, as to any Member at any time, the amount by which (i) the aggregate Unreturned Additional Capital and Unreturned Initial Capital of the Member at the time exceeds (ii) the Member’s proportionate share (based on Percentage Interests) of the aggregate Unreturned Additional Capital and Unreturned Initial Capital of all Members at the time.

9.3 Operating Cash Flow Distributions. Subject to the terms of Section 4.5(d) hereof, the Company shall distribute Operating Cash Flow for each month during the term of the Company in which there is Operating Cash Flow (such distribution to be made monthly, within twenty-one (21) days after the end of each such month) to the Members, as follows:

(a) First, if any Member has Disproportionate Capital, to the Members with Disproportionate Capital, pari passu, in accordance with the respective outstanding balance of Disproportionate Capital of each Member, until each Member’s Disproportionate Capital has been reduced to zero;

(b) Second, to the Members, pari passu, in accordance with the outstanding balances of the Members’ respective Unreturned Operating Return on Disproportionate Capital, until each Member’s Unreturned Operating Return balance on Disproportionate Capital has been reduced to zero;

(c) Third, to the Members, pari passu, in accordance with the outstanding balances of the Members’ respective Unreturned Operating Return on Unreturned Initial Capital, until each Member’s Unreturned Operating Return balance on Unreturned Initial Capital has been reduced to zero;

(d) Fourth, to the Members, pari passu, in accordance with the outstanding balances of the Members’ respective Unreturned Operating Return on Unreturned Additional Capital, until each Member’s Unreturned Operating Return balance on Unreturned Additional Capital has been reduced to zero; and

(e) Thereafter, to the Members pro rata in accordance with their respective Percentage Interests.

Notwithstanding the foregoing, no Operating Cash Flow will be distributed by the Company before the Stabilization Date unless both Members concludes that there is adequate sources of funds from which the Company may satisfy its obligations and liabilities without a call for Additional Capital. Any Operating Cash Flow accumulated pursuant to the preceding sentence may be used to satisfy any obligation or liability of the Company. After the Stabilization Date or at such earlier time as both Members conclude that adequate funds are available to satisfy the Company’s obligations and liabilities, the Company will distribute in accordance with this Section 9.3 all accumulated Operating Cash Flow that has not been expended for other Company purposes prior to such time.

9.4 Extraordinary Cash Flow Distributions. Subject to the terms of Section 4.5(d) hereof, the Company shall distribute Extraordinary Cash Flow (within five (5) Business Days following a Major Capital Event generating Extraordinary Cash Flow) to the Members, as follows:

(a) First, if any Member has Disproportionate Capital, to the Members with Disproportionate Capital, pari passu, in accordance with the respective outstanding balance of Disproportionate Capital of each Members, until each Member’s Disproportionate Capital has been reduced to zero;

(b) Second, to the Members, pari passu, in accordance with the outstanding balances of the Members’ respective Unreturned Operating Return on Disproportionate Capital, until each Member’s Unreturned Operating Return balance on Disproportionate Capital has been reduced to zero;

(c) Third, to the Members, pari passu, in accordance with the outstanding balances of the Members’ respective Unreturned Operating Return on Unreturned Initial Capital, until each Member’s Unreturned Operating Return balance on Unreturned Initial Capital has been reduced to zero;

(d) Fourth, to the Members, pari passu, in accordance with the outstanding balances of the Members’ respective Unreturned Operating Return on Unreturned Additional Capital, until each Member’s Unreturned Operating Return balance on Unreturned Additional Capital has been reduced to zero;

(e) Fifth, to the Members, pari passu, in proportion to their respective Unreturned Initial Capital, until each Member’s Unreturned Initial Capital has been reduced to zero;

(f) Sixth, to the Members, pari passu, in proportion to their respective Unreturned Additional Capital, until each Member’s Unreturned Additional Capital has been reduced to zero;

(g) Seventh, eighty percent (80%) to the Members, pari passu, in proportion to their respective Percentage Interests, and twenty percent (20%) to MCR, until CNL achieves a 15% IRR on its aggregate Capital Contributions;

(h) Eighth, seventy-five percent (75%) to the Members, pari passu, in proportion to their respective Percentage Interests, and twenty-five percent (25%) to MCR, until CNL achieves a 20% IRR on its aggregate Capital Contributions; and

(i) Thereafter, Forty percent (40%) to the Members, pari passu, in proportion to their respective Percentage Interests and sixty percent (60%) to MCR.

9.5 Loss of Promoted Interest. Notwithstanding the provisions of Section 9.4, MCR shall no longer have the right to distributions with respect to its so-called “promoted interest” (i.e. the portion of distributions allocated specifically to MCR, as opposed to all Members in accordance with their Percentage Interests), as such distributions are set forth in Sections 9.4(g), 9.4(h) and 9.4(i), in the event that MCR is terminated as developer pursuant to the terms of the Development Agreement prior to Completion of the Project. Upon the loss of MCR’s promoted interests set forth in Sections 9.4(g), 9.4(h) and 9.4(i), such Sections 9. 9.4(g), 9.4(h) and 9.4(i) shall be deemed revised to provide that all distributions thereunder shall be made to the Members (including MCR) pro rata in accordance with their Percentage Interests, and MCR shall no longer be entitled to any distributions under Section 9.4(g), 9.4(h) and 9.4(i) in excess of a distribution based on its Percentage Interest. Without limiting the foregoing, if CNL terminates and removes MCR as the Operating Member in accordance with Section 6.7 other than as a result of MCR’s termination as developer pursuant to the terms of the Development Agreement, such termination and removal shall not cause MCR to lose the promoted interests set forth in Sections 9.4(g), 9.4(h) and 9.4(i); provided, however, that such promoted interest shall remain subject to dilution as provided in Section 4.5(d).

9.6 No Distributions In Kind. A Member may require that all distributions be made in cash, and no Member shall be obligated to accept any distribution in kind from the Company.

ARTICLE 10. ASSIGNMENT AND OFFER TO PURCHASE

10.1 Transfers. Except as expressly provided in this Article 10, no Member, or any assignee or successor in interest of a Member, may sell, assign, give, pledge, hypothecate, encumber or otherwise transfer (each a “Transfer,” and including, where the context so requires, the correlative noun form of such terms), or permit the Transfer of all or any portion of its Membership Interest in the Company, or in any Member Loans made by it, whether by operation of law or otherwise. Any purported Transfer of all or any portion of a Member’s Membership Interest in the Company or any Member Loans made by it not otherwise expressly permitted by this Article 10 shall be null and void and of no force or effect whatsoever. Subject to compliance with Sections 10.2 and 10.3, a Transfer by CNL of all or a portion of its Entire Interest to an Affiliate of CNL Financial Group, LLC (“CFG”) from time to time, or in connection with any corporate merger, acquisition or other combination CNL Growth Properties, Inc. (“CGP”) or the sale or transfer of all or substantially all of the assets of CGP, shall be permitted under this Article 10, and CNL shall not be required to obtain the consent of any other Member nor offer all or any portion of its Entire Interest to be so Transferred to any other Member. Subject to compliance with Sections 10.2 and 10.3, no Transfers of any direct or indirect interest in CNL, or of CNL’s interest in the Company, among funds sponsored or advised by CFG or its Affiliates shall be restricted in any way. Subject to compliance with Sections 10.2 and 10.3, a Transfer by MCR of all or a portion of its Entire Interest to Mill Creek Residential Trust LLC (“Mill Creek”) or an Affiliate of Mill Creek from time to time, or in connection with any corporate merger, acquisition or other combination of Mill Creek or the sale or transfer of all or substantially all of its assets, shall be permitted under this Article 10, and MCR shall not be required to obtain the consent of any other Member nor offer all or any portion of its Entire Interest to be so Transferred to any other Member. Except as otherwise expressly provided herein, no permitted assignment shall terminate the Company.

10.2 Assumption by Assignee. Any assignment of all or any portion of an Entire Interest permitted under this Article 10 shall be in writing, and shall be an assignment and transfer of all of the assignor’s rights and obligations hereunder with respect to the portion of the Entire Interest transferred, and the assignee shall expressly agree in writing to be bound by all of the terms of this Agreement and assume and agree to perform all of the assignor’s agreements and obligations under this Agreement existing or arising at the time of and subsequent to such assignment to the extent related to the Entire Interest so transferred. Upon any such permitted assignment of all or any portion of an Entire Interest, and after such assumption, the assignor shall be relieved of its agreements and obligations hereunder performable after such assignment with respect to the Entire Interest transferred and, in the case of a transfer of a 100% of a Member’s then existing Membership Interest in the Company, the assignee shall become a Member in place of the assignor. An executed counterpart of each such assignment of all or any portion of an Entire Interest and assumption of a Member’s obligations shall be delivered to each Member and to the Company.

10.3 Miscellaneous Provisions Related to Transfers.

(a) The assignee or assignor of an Entire Interest or part thereof shall pay all expenses incurred by the Company and the other Member in connection with the Transfer of the Entire Interest or part thereof and in admitting the assignee as a Member, if applicable.

(b) As a condition to any assignment of all or any portion of an Entire Interest, the transferor shall obtain such consents as may be required from third parties, if any, or waivers thereof. The other Member shall use reasonable efforts to cooperate with the transferor in obtaining such consents or waivers, so long as the transferor reimburses them for costs that they incur in so doing.

(c) No Member, or any assignee or successor in interest of a Member, may Transfer an Entire Interest or part thereof if, under the terms of any contract binding on the Company or on the Property or the Project, such proposed Transfer would result in a breach or default by the Company or would give any other person a termination right in respect of the contract or a right of acceleration in respect of the time for payment or performance of indebtedness or obligations of the Company, unless the resulting breaches, defaults, terminations and accelerations (assuming that all rights of termination and acceleration were exercised) in the aggregate are not material to the business, affairs, prospects, operations or results of operations of the Company or the proposed transferor would take such action, by cure or otherwise, including by payment of any Company Financing, as is necessary to cause such breaches, defaults, terminations or accelerations to be immaterial. For such purposes, “contract” includes bonds, promissory notes, other evidences of indebtedness, loan agreements, loan commitments, mortgages, deeds of trust, other security instruments, leases, reciprocal operating agreements, restrictive covenant, easements and like instruments.

(d) No Member, or any assignee or successor in interest of a Member, may Transfer an Entire Interest or part thereof unless the sale, assignment, gift, pledge, hypothecation, encumbrance or transfer is made pursuant to an effective registration statement or exemption from registration under the Securities Act of 1933, as amended, and all applicable state securities laws. The Company will have no obligation to effect the registration of an Entire Interest or part thereof under the Securities Act of 1933, as amended, or any state securities laws or, if the Company or an Entire Interest or part thereof is registered under any securities law (including the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended), to continue such registration. Each transferor of an Entire Interest or part thereof shall indemnify, defend and hold harmless the Company, the other Member and the Affiliates of the other Member against any and all claims, suits and other proceedings, losses, costs, damages, expenses and liability (including fees and expenses of attorneys and other professional advisors and court costs) incurred by any of them by reason of any violation of securities laws (whether by the transferor, the Company or another person) that occurs in connection with any Transfer by the transferor of an Entire Interest or part thereof.

(e) No Member, or any assignee or successor in interest of a Member, may Transfer an Entire Interest or part thereof if (i) the proposed Transfer would result in termination of the Company for federal income tax purposes under Section 708 of the Code, (ii) the proposed Transfer would cause the Company to become subject to the Investment Company Act of 1940, as amended, or require the Company to file any report under the Securities and Exchange Act of 1934, as amended, (iii) the proposed Transfer would cause the Company to be treated for federal income tax purposes as an entity other than a partnership.

(f) None of the Company or the Members will be required to recognize any Transfer of an Entire Interest or part thereof until all Members have received written notice of such proposed Transfer from the transferor. None of the Company or the Members will be required to recognize any Transfer of an Entire Interest or part thereof in violation of this Article 10.

10.4 Amendment of Certificate of Formation. If an assignment of an Entire Interest or part thereof shall take place pursuant to the provisions of this Article 10, then unless the Company is dissolved by such assignment, the continuing Members promptly thereafter shall cause to be filed, to the extent necessary, an amendment to the Company’s Certificate of Formation with all applicable state authorities, together with any necessary amendments to the fictitious or assumed name filings of the Company and the Company’s qualification(s) as a foreign limited partnership in states other than Delaware in order to reflect such change or take such similar action as may be required.

10.5 Upstream Transfers.

(a) Without limiting the terms of Section 10.1, but subject to Section 10.5(c), any Member that is an incorporated or unincorporated business entity, and any permitted assignee of all or any portion of an Entire Interest that is an incorporated or unincorporated business entity, shall not permit, without prior Member Consent, which consent may be withheld in the sole and uncontrolled discretion of any Member, the admission of any new equity or other beneficial interest holder in such entity, or the issuance to any person or entity, who is not now an equity or other beneficial interest holder in such entity or an Affiliate of such an equity interest holder, of any kind of ownership interest whatsoever in such entity.

(b) Without limiting the terms of Section 10.1, but subject to Section 10.5(c), any Member that is an incorporated or unincorporated business entity, and any permitted assignee of all or any portion of an Entire Interest that is an incorporated or unincorporated business entity, shall not permit, without prior Member Consent, which consent may be withheld in the sole and uncontrolled discretion of any Member, the issuance or Transfer of any ownership interest in such entity or in the holder of any direct or indirect equity or other beneficial interest in such entity, or any instruments convertible into any ownership interest in such entity or in the holder of any direct or indirect equity or other beneficial interest in such entity, or any right to vote any ownership interest in such entity or in the holder of any direct or indirect equity or other beneficial interest in such entity.

(c) Sections 10.5(a) and 10.5(b) shall not prohibit (i) any Transfer of any equity or other beneficial interest, to (A) an Affiliate of CFG or any entity that is a participant in any corporate merger, acquisition or other combination in which CFG or CGP is a participant or to which CFG or CGP sells or transfers all or substantially all of its assets, or (B) Mill Creek or an Affiliate of Mill Creek or any entity that is a participant in any corporate merger, acquisition or other combination in which Mill Creek is a participant or to which Mill Creek sells or transfers all or substantially all of its assets, (ii) any Transfer of any direct or indirect equity or other beneficial interest in Global Growth, LP or CGP or issuance of any equity or other beneficial interest in Global Growth, LP or CGP, (iii) any Transfer of any direct or indirect equity or other beneficial interest in Mill Creek or issuance of any equity or other beneficial interest in Mill Creek or (iv) so long as after such transaction, Mill Creek continues to own, directly or indirectly, more than 50% of the equity or other beneficial interest in such subsidiary, any Transfer of direct or indirect equity or other beneficial interest in any direct or indirect subsidiary of Mill Creek (other than MCR) or issuance of any equity or other beneficial interest in any direct or indirect subsidiary of Mill Creek (other than MCR).

10.6 Right to Cause Sale of Project.

(a) CNL may, at any time after the date that is twenty-four (24) months after Completion of the Project, cause the sale by the Company of the Project, subject to the terms of this Section 10.6. MCR shall cooperate with any such sale.

(b) Prior to the exercise of its right as set forth in Section 10.6(a), CNL must give notice (the “Sale Notice”) to MCR (i) of CNL’s intention to pursue the sale of the Project at a specified cash price (the “Stated Price”) and all other material terms and conditions of the contemplated sale and (ii) offering to sell its Entire Interest to MCR at a specified price equal to the amount (the “CNL Price”) that would be distributable or payable to CNL under Section 4.5(d) and Section 9.4 and in payment of all Member Loans to the Company from CNL, if the Project were sold for an amount equal to the Stated Price, all debts, liabilities and expenses were paid and the remaining amounts were paid out by the Company. CNL shall have the right to obtain, at the Company’s expense, a tax opinion from recognized tax counsel as to the federal income tax consequences of any such proposed sale.

(c) If CNL has forwarded a copy of the Sale Notice to MCR, MCR shall, within forty-five (45) days after receiving a copy of the Sale Notice, elect one of the following options:

(i) notify CNL in writing that MCR has no objection to CNL marketing the Project, in which case CNL may cause the Company to market and sell the Project, provided that (A) the price obtained for the Project is at least the Stated Price and the sale complies with all other material terms and conditions stated in the Sale Notice, (B) the contract to acquire the Project is executed within four (4) months following CNL’s receipt of MCR’s response under this item (i) or any deemed election not to purchase CNL’s Entire Interest pursuant to item (ii) below and (C) the outside closing date under such contract is no later than ninety (90) days after the date of execution of such contract; or

(ii) notify CNL in writing of MCR’s election to purchase CNL’s Entire Interest for the CNL Price. Such notification shall be accompanied by an escrow deposit with a nationally recognized title insurance company in an amount equal to two percent (2%) of the CNL Price (such amount, together with any interest earned thereon, being hereinafter called the “CNL Sale Deposit”), which amount shall be non-refundable, unless the purchase and sale pursuant to this Section 10.6(c)(ii) does not close due to the default of CNL or an event described in Section 10.8(e). Notice of MCR’s election to purchase shall be addressed to CNL and shall set forth the place of closing which, unless the Members shall otherwise agree, shall be at the office of the Company, during usual business hours on a date specified by MCR within sixty (60) days after the date of the giving of the applicable notice of election to CNL. The CNL Sale Deposit shall be credited against the CNL Price. If the closing shall fail to occur because of a default by MCR, CNL shall have the right to elect, as its sole and exclusive remedy, (i) to retain the CNL Sale Deposit as liquidated damages, it being agreed that in such instance CNL’s actual damages would be difficult, if not impossible, to ascertain or (ii) to exercise its rights under Section 10.8. If MCR shall not have given notice to CNL of its election to purchase CNL’s Entire Interest within the forty-five (45) day notice period, MCR shall be deemed to have exercised the option provided in subsection (i) above.

(d) In connection with the sale of CNL’s Entire Interest to MCR pursuant to this Section 10.6, the provisions of Section 10.8 shall be applicable to such sale. Each Member shall pay a portion of any transfer or similar taxes due in connection with the sale of an Entire Interest under this Section 10.6 in proportion to their respective Percentage Interest.

(e) If a proposed sale of the Project is not consummated in accordance with the terms of this Section 10.6, all the provisions of this Section 10.6 shall apply to any subsequent proposed sale of the Project.

10.7 Buy-Sell.

(a) Any time after the date that is twenty-four (24) months after Completion of the Project, either MCR or CNL (the initiator being the “Proposer”) may make an offer to purchase the other Member’s Entire Interest or to sell its Entire Interest to the other Member for such purchase price (which shall be payable in cash at the closing of any such transaction) and on such terms as such Proposer may propose in a notice (the “Sale Proposal”) to the other Member (the “Responding Member”). The Sale Proposal shall include a statement as to the total purchase price for the Project (“Property Value”) that formed the basis for the stated purchase price for each Entire Interest, which purchase price shall be calculated from the Property Value on the same basis as provided in Section 10.8(a).

(b) Within forty-five (45) days after receiving a copy of the Sale Proposal, the Responding Member shall notify the Proposer:

(i) that the Responding Member is agreeable to the sale of its Entire Interest to the Proposer in accordance with the terms set forth in the Sale Proposal; or

(ii) that the Responding Member elects to purchase the Entire Interest of the Proposer at the Reply Price (as defined below) determined in accordance with Section 10.8(a) and otherwise in accordance with the terms set forth in the Sale Proposal, as modified in accordance with Section 10.8(a).

Such notification shall be in addressed to the Proposer. Failure of the Responding Member to respond to the Sale Proposal within the forty-five (45) period set forth in this Section 10.7(b) shall be deemed an election by the Responding Member to sell its Entire Interest under Section 10.7(b)(i).

(c) Notification of election by the Responding Member shall be delivered to the Proposer. Upon delivery of such notification, the Member obligated to purchase shall, within five (5) days, make an escrow deposit with a nationally recognized title insurance company in an amount equal to one percent (1%) of the Property Value (such amount, together with any interest earned thereon, being hereinafter called the “Buy-Sell Deposit”), which amount shall be non-refundable unless the purchase and sale pursuant to this Section 10.7 does not close due to the default of the Member obligated to purchase or an event described in Section 10.8(h).

(d) Unless otherwise agreed by the Members, closing shall be at the office of the Company, during usual business hours on a date specified by the Member obligated to purchase within sixty (60) days after the date of the giving of the notice of election under Section 10.7(b) or, if no such notice is given, expiration of the forty-five (45) period referenced in Section 10.7(b). The Buy-Sell Deposit shall be credited against the total purchase price for the Entire Interest being purchased pursuant to this Section 10.7; provided, however, that, if the closing shall fail to occur because of a default by the Member obligated to purchase, subject to the provisions of Section 10.7(b) above concerning refundability of the deposit, the Member obligated to sell shall have the right to retain the Buy-Sell Deposit as liquidated damages, it being agreed that in such instance the actual damages of the Member obligated to sell would be difficult, if not impossible, to ascertain. The provisions of Section 10.8 shall be applicable to any sale in accordance with this Section 10.7. Each Member shall pay a portion of any transfer or similar taxes due in connection with the sale of an Entire Interest under this Section 10.7 in proportion to their respective Percentage Interest.

(e) If the Responding Member elects to purchase the Entire Interest of the Proposer and if the Responding Member subsequently defaults in its obligation to buy the Entire Interest of the Proposer when and as required by this Section 10.7, then (i) the Proposer may retain the Buy-Sell Deposit as liquidated damages (as provided in Section 10.7(d) above), it being agreed that in such instance the Proposer’s actual damages would be difficult, if not impossible, to ascertain, and (ii) for a period of up to seven months after such default, the Proposer may proceed to market the Project for sale on behalf of the Company. Marketing of the Project shall be conducted in a commercially reasonable manner (which shall include engaging a third party broker) on the terms and conditions set forth in the Sale Proposal, to the extent applicable to a sale to a third party purchaser, and sell the Project for a price not less than ninety-five percent (95%) of the Property Value, payable only in cash, and on such terms as were set forth in the Sale Proposal. The Proposer shall obtain the Responding Member’s prior consent, which consent shall not be unreasonably withheld to the selection of a third party purchaser to purchase the Project; provided, however, that if the Responding Member unreasonably withholds its consent to the selection of the third party purchaser, then the Proposer shall have the right to purchase the Responding Member’s Entire Interest as if Responding Member had elected to sell its Entire Interest to the Proposer under 10.7(b)(i), with the closing to occur on a date designated by the Proposer not later than sixty (60) days after delivery of the notice of the Proposer’s election to buy. If the foregoing conditions are not met, and the buy-sell process of this Section 10.7 is again initiated by a Member, such Member shall be required to comply with the provisions of this Section 10.7.

(f) Notwithstanding anything to the contrary stated herein, if CNL has delivered a Sale Notice under Section 10.6, no Member shall have the right to deliver a Sale Proposal under this Section 10.7 unless and until a proposed sale of the Project is not consummated in accordance with the terms of Section 10.6.

10.8 Provisions Generally Applicable to Sales. The following provisions shall be applicable to sales under Sections 10.6, 10.7 and/or 13.2, and, with respect to 10.8(c), Section 4.5(a), as indicated:

(a) If under the provisions of Section 10.7, either Party (the “Offering Party”) makes an offer the (“10.7 Offer”) to the other party (the “Other Party”) to purchase its Entire Interest, the purchase price (the “Reply Price”) payable by the Other Party to the Offering Party, if the Other Party exercise its election to purchase the Entire Interest of the Offering Party, shall be determined as follows:

(i) In the event this Section 10.8(a) is triggered in the context of Section 10.7, there shall be determined the “Value” of the Company, after payment of debts, liabilities and expenses, based upon the amount of the 10.7 Offer. The Value shall equal the total amount which would have been available for distribution and payment by the Company to all of the Members after payment of debts, liabilities and expenses under Section 13.5 as if the Company was being liquidated and the Project sold for the Property Value set forth in the 10.7 Offer.

(ii) After determining the Value, there shall then be determined the amount which would have been distributable and payable to the Offering Party under Sections 4.5(d) and 9.4 and in payment of Member Loans made by the selling Member if the Value had been paid out by the Company to the Members. Such amount which would have been distributable and/or payable to the Offering Party equals the Reply Price.

(b) For purposes of any sale of an Entire Interest of a Member, the purchase price associated with such sale shall be adjusted to reflect (i) assets and liabilities of the Company reflected in the Company’s financial statements and not otherwise taken into account in calculation of the purchase price for the Entire Interest and (ii) assets and liabilities of the Company known to either Member and not reflected in the Company’s financial statements available to all Members at the time of closing for transfer of the Entire Interest. The purchase price, as so adjusted, shall be determined ten (10) Business Days prior to closing and shall be subject to such post-closing adjustments as the circumstances may require. The purchase price, as so adjusted, shall be paid, at the selling Member’s option, in cash, by certified check drawn to the order of the selling Member, or by wire transfer of immediately available funds to the selling Member’s account. All prorations of real estate taxes, rents and other items to be prorated shall be made as of the date of closing of the sale of the Entire Interest. All title insurance policies, surveys and recording fees shall be paid for by the party usually charged with such payment under local custom.

(c) On purchase of an Entire Interest, the purchasing Member shall, at its option, either (i) deliver a release of the selling Member and each of its Affiliates (including if MCR is the selling Member, the MCR Guarantor) from all liability, direct or contingent, by all holders of all Company debts, obligations or claims against the Company for which the Member or any of its Affiliates is or may be personally liable, except for any debts, obligations or claims which are fully insured by public liability insurer(s) acceptable to the selling Member, or (ii) cause all such debts, obligations or claims to be paid in full at the closing. On purchase of an Entire Interest, including for purposes of this sentence, a purchase of an Entire Interest pursuant to Section 4.5(a), the purchasing Member must agree to indemnify, defend and hold harmless the selling Member and its Affiliates against any claim, suit, action or other proceeding and all related loss, damages, judgments, settlements, obligations, liabilities, debts, damages and costs and expenses (including fees and disbursements of attorneys and other professionals and court costs) incurred by the selling Member or any of its Affiliates on account of liabilities or obligations of the Company incurred following the closing (except to the extent related to or arising from defaults by the seller Member or its Affiliates under this Agreement, the Construction Contract, the Development Agreement, the Management Agreement, or other agreements between the Company and such Member or its Affiliates) and agreements relating to any Company Financing. On purchase of an Entire Interest, including for the purposes of this sentence, a purchase pursuant to Section 4.5(a), the selling Member must agree to indemnify, defend and hold harmless the purchasing Member and its Affiliates and the Company against any claim, suit, action or other proceeding and all related loss, damages, judgments, settlements, obligations, liabilities, debts, damages and costs and expenses (including fees and disbursements of attorneys and other professionals and court costs) incurred by the purchasing Member or any of its Affiliates or the Company on account of liabilities or obligations of the Company incurred prior to the closing of such purchase to the extent related to or arising from defaults by the seller Member or its Affiliates under this Agreement, the Construction Contract, the Development Agreement, the Management Agreement, or other agreements between the Company and such Member or its Affiliates.

(d) The Company shall provide the Members such tax information and reporting as may be required by the Members in connection with such sale within a reasonable period following such sale.

(e) All Members (including the selling Members) shall be entitled to any distributions of Operating Cash Flow from the Company accrued through the closing of the sale of an Entire Interest. The right of a selling Member to receive Operating Cash Flow (to the extent it is not distributed prior to transfer of its Entire Interest) will survive transfer of the Entire Interest as a debt of the Company owed to the selling Member and payable as soon as the amount due can be calculated.

(f) If the Project is damaged by fire or other casualty, or if any entity possessing the right of eminent domain shall give notice of an intention to take or acquire a substantial part of the Project, and such damage occurs, or such notice is given, between the date a Sale Notice, a Sale Proposal or an Appraisal Notice is given and the closing date of the purchase of an Entire Interest, the following shall apply:

(i) If the Project is damaged by an insured casualty not to exceed $500,000)(or an uninsured casualty not resulting in damage in excess of $50,000) or if the taking or acquisition shall not result in a substantial (in excess of two percent (2%)) reduction in the income producing capacity of the Project, then the purchasing Member shall be required to complete the transaction.

(ii) If the Project is damaged by an uninsured casualty resulting in damage in excess of $50,000, or if the taking or acquisition shall result in a substantial (in excess of two percent (2%)) reduction in the income producing capacity of the Project, or if there is an insured casualty in excess of $500,000, then the purchasing Member shall have the option (to be exercised within thirty (30) days from the date of the occurrence of the casualty or receipt of the notice of condemnation) to cancel the purchase and, in the case of a transaction under Section 10.6 or Section 10.7, have the CNL Sale Deposit or the Buy-Sell Deposit, as applicable, returned.

In the event that the purchase is canceled by the purchasing Member pursuant to the above provisions, the terms of this Agreement shall remain in effect and continue to be binding on the parties.

(g) At the closing of the sale of the Entire Interest of a Member, the selling Member shall execute an assignment of its Membership Interest in the Company and its interest in all Member Loans and Failing Member Loans made by it, free and clear of all liens, encumbrances and adverse claims (except those created by this Agreement and liens in connection with the Company Financing), which assignment shall be in form and substance reasonably satisfactory to the purchasing Member, and such other instruments as the purchasing

Member shall reasonably require to assign the Entire Interest of the selling Member to such person or entity as the purchasing Member may designate. For any sale or transfer under this Article 10 or Section 13.2, the purchasing Member may designate the assignee of the Entire Interest, which assignee need not be an Affiliate of the purchasing Member, subject to the other Member’s reasonable consent.

(h) It is the intent of the parties to this Agreement that the requirements or obligations, if any, of one Member to sell its Entire Interest to another Member shall be enforceable by an action for specific performance of a contract relating to the purchase of real property or an interest therein. In the event that the selling Member shall have created or suffered any unauthorized liens, encumbrances or other adverse interests against either the Project or the selling Member’s Entire Interest, the purchasing Member shall be entitled either to an action for specific performance to compel the selling Member to have such defects removed, in which case the closing shall be adjourned for such purpose, or, at the purchasing Member’s option, to an appropriate offset against the purchase price. In addition, the purchasing Member shall be entitled to recover all reasonable costs associated with enforcement under this Section 10.8(h).

(i) In the case of a transaction under Section 10.6 or Section 10.7, the purchase price of an Entire Interest will be decreased by all distributions (except distributions of Operating Cash Flow) made on or after the date of the Sale Notice or Sale Proposal, as applicable, to the extent allocable to the selling Member’s Membership Interest, and increased by all Capital Contributions made by the selling Member on or after the date of the Sale Notice or Sale Proposal, as applicable.

(j) Each Member will be responsible for all legal, accounting and similar fees incurred by it in connection with any transfer of an Entire Interest pursuant to Section 10.6, 10.7 or 13.2.

(k) Failing Member Loans will be taken into account in setting the CNL Price, the Reply Price or the price due under Section 13.2, with the consequence that the amount payable to the selling Member will be increased (up to the amount of the distributions that would be paid the other Member in the assumed liquidation calculation) if the selling Member is the holder of any Failing Member Loan or decreased (up to the amount of distributions in the assumed liquidation redirected toward repayment of any Failing Member Loan) if the selling Member is the obligor on any Failing Member Loan.

10.9 Compliance with ERISA.

(a) Not less than five (5) Business Days before each transfer of a direct interest in MCR, MCR shall cause the proposed transferee to deliver to CNL a certification in substantially the form of Exhibit E attached hereto and made a part hereof.

(b) On the closing or consummation of a Member Loan or Failing Member Loan, (i) MCR shall deliver to CNL a certification in substantially the form of Exhibit E and (ii) CNL shall deliver to MCR a certification in substantially the form of Exhibit F.

(c) If there is a proposed sale of the Project pursuant to Section 10.6 and a Member buys the Project, (i) MCR shall deliver to CNL a certification in substantially the form of Exhibit E and (ii) CNL shall deliver to MCR a certification in substantially the form of Exhibit F.

(d) If there is a proposed sale of an Entire Interest pursuant to Section 10.6, 10.7 or 13.2, (i) MCR shall deliver to CNL a certification in substantially the form of Exhibit E and (ii) CNL shall deliver to MCR a certification in substantially the form of Exhibit F.

(e) Anything else in this Agreement contained to the contrary notwithstanding, CNL may, following the receipt by it of a certification by MCR or a proposed transferee provided for in this Section 10.9, to notify MCR that it has determined that the proposed transaction would result in a transfer of a Membership Interest in the Company to a person other than an Acceptable Person and/or in a Plan Violation. If CNL notifies MCR that any such proposed transaction would constitute a Plan Violation, then the proposed transaction shall not be consummated and any attempt to do so shall be void. If CNL notifies MCR that it has determined that no Plan Violation will result from the proposed transaction, or if CNL fails to respond within five (5) Business Days, then the proposed transaction may be consummated; provided, however, that such transaction must be consummated no later than (i) the twentieth (20th) day after the delivery to MCR by CNL of a notice that it has determined the proposed transaction will not result in a Plan Violation or the expiration of such five (5) Business Days with no response from CNL or (ii) if Section 10.6 is applicable and provides for a closing that is later than such twenty (20) day period, the latest day that such Section 10.6 permits such closing to occur.

(f) MCR shall indemnify CNL and defend and hold CNL harmless from and against all loss, cost, damage and expense that CNL may incur, directly or indirectly, as a result of a (i) default by MCR under this Section 10.9, (ii) a breach of a representation or warranty given by MCR under this Section 10.9, or (iii) any material misstatement or omission in a certification by MCR or proposed transferee of MCR which is given to CNL pursuant to this Section 10.9. The liability, excise taxes, penalties, interest, loss, cost, damage and expense will include attorney’s fees and costs incurred in the investigation, defense and settlement of claims and losses incurred in (i) correcting any Plan Violation, (ii) the sale of a prohibited Company interest, or (ii) obtaining any individual exemption for a Plan Violation that may be required in CNL’s sole discretion. This indemnity shall survive (x) the sale of the Project or MCR’s Entire Interest and (y) termination of this Agreement.

(g) The Company will not enter into any agreement or transaction that CNL determines, in its reasonable judgment, would result in a Plan Violation. CNL shall deliver a written notice of each such determination to MCR together with an explanation of the reasons for the determination.

(h) Upon any Member’s reasonable request, the Members agree to cooperate with each other’s efforts to discover and correct Plan Violations.

ARTICLE 11. DISSOLUTION OR BANKRUPTCY OF A MEMBER

11.1 Dissolution or Merger. If MCR shall be dissolved, or merged with or consolidated into another corporation or other entity, or if all or substantially all of its assets shall be sold or transferred, then unless such dissolution, merger, consolidation, sale or transfer is expressly permitted under Article 10, such dissolution, merger, consolidation, sale or transfer shall, at CNL’s election, be a dissolution of the Company, and CNL shall be the Liquidating Member in the dissolution of the Company. If CNL shall be dissolved, or merged with or consolidated into another corporation or other entity, or if all or substantially all of its assets shall be sold or transferred, then unless such dissolution, merger, consolidation, sale or transfer is expressly permitted under Article 10, such dissolution, merger, consolidation, sale or transfer shall, at MCR’s election, be a dissolution of the Company, and MCR shall be the Liquidating Member in the dissolution of the Company.

11.2 Bankruptcy, etc. In the event:

(a) any Member shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or seek any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief for itself under the present or any future federal bankruptcy code or any other present or future applicable federal, state, or other statute or law relative to bankruptcy, insolvency, or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of said Member or its Membership Interest in the Company (the term “acquiesce” includes but is not limited to the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within sixty (60) days after the appointment); or

(b) any Member shall admit in writing its inability to pay its debts as they mature;

(c) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against any Member seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, and said Member shall acquiesce in the entry for such order, judgment or decree (the term “acquiesce” includes but is not limited to the failure to file a petition or motion to vacate or discharge such order, judgment or decree within sixty (60) days after the entry of the order, judgment or decree) or such order, judgment or decree shall remain unvacated and unstayed for an aggregate of ninety (90) days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of said Member or of all or any substantial part of said Member’s property or its Membership Interest in the Company shall be appointed without the consent or acquiescence of said Member and such appointment shall remain unvacated and unstayed for an aggregate of ninety (90) days (whether or not consecutive); or

(d) any Member shall give notice to any governmental body of insolvency, or pending insolvency, or suspension or pending suspension of operations; or

(e) any Member shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors;

then such event shall, at the election of any other Member, cause the dissolution of the Company and such electing Member shall be the Liquidating Member.

11.3 Reconstitution. Notwithstanding the provisions of Section 11.1 and 11.2, the remaining Member may, within ninety (90) days of any event described in this Article 11, elect to continue the Company. An appropriate amendment to or cancellation of the Certificate of Formation and all other filings required by law shall be made in accordance with any action taken pursuant to this Section 11.3.

ARTICLE 12. CROSS-DEFAULT

Any termination for Cause by the Managing Member of the delegation of authority given to MCR as the Operating Member in accordance with Section 6.7 of this Agreement shall give CNL, in its sole and absolute discretion, the right to terminate MCR as developer under the Development Agreement, and any termination of MCR as developer pursuant to the terms of the Development Agreement shall give CNL the right to terminate the delegation of authority given to MCR as Operating Member in accordance with Section 6.7 of this Agreement.

ARTICLE 13. DISSOLUTION

13.1 Winding Up by Members. Upon dissolution of the Company by expiration of the term hereof, by operation of law, by any provision of this Agreement or by agreement between the Members, the Company’s business shall be wound up and all its assets distributed in liquidation. In such dissolution, except as otherwise expressly provided in Section 13.2 or Article 11, the Members shall be co-liquidating Members and shall act by Member Consent. In such event the Members shall have rights acting by Member Consent to wind up the Company and shall proceed to cause the Company’s property to be sold and to distribute the proceeds of sale as provided in Section 13.5.

13.2 Winding Up by Liquidating Member.

(a) In a dissolution pursuant to either Section 4.5(d)(iii) or Article 11, the Liquidating Member shall be as therein provided and such Liquidating Member shall have the right to:

(i) Wind up the Company and cause the Company’s assets to be sold and the proceeds of sale distributed as provided in Section 13.5; or

(ii) Notwithstanding anything to the contrary contained in this Agreement, cause the assets of the Company to be appraised in accordance with Section 13.2(c) and, at its option, purchase the Entire Interest of the other Member in accordance with Section 13.2(b).

(b) The Liquidating Member, within thirty (30) days after the commencement of the dissolution of the Company may give notice (the “Appraisal Notice”) to the other Member electing to have the Fair Market Value of the Company’s assets determined by appraisal pursuant to Section 13.2(c). The fees and expenses of such appraisers shall be borne by the Company. The Liquidating Member shall have the option, by notice given to the other Member within thirty (30) days after receipt of the determination of Fair Market Value pursuant to Section 13.2(c), to purchase the other Member’s Entire Interest at a price equal to the amount which would have been distributable and payable to the other Member under Section 4.5(d) and Section 9.4 and in payment of all Member Loans to the Company made by the other Member if all of the Company’s assets had been sold for an amount equal to such Fair Market Value, all debts, liabilities and expenses of the Company were paid and the Company were liquidated. If after the receipt of the determination of Fair Market Value pursuant to Section 13.2(c), the Liquidating Member elects not to exercise the option to purchase the other Member’s Entire Interest pursuant to this Section 13.2(b), then the Liquidating Member shall have all of its rights under this Agreement as if the Appraisal Notice had not been given. All of the provisions of Section 10.8 shall apply to a purchase under this Section 13.2(b).

(c) If the fair market value (the “Fair Market Value”) of the assets of the Company is required for purposes of Section 13.2(b), such Fair Market Value, if not otherwise agreed upon by the Members, shall be determined as set forth in this Section 13.2(c). All appraisers referred to herein shall be real estate appraisers which are members of the Chapter of the American Institute of Real Estate Appraisers for the state in which the Property is located for at least seven (7) years. As used herein, Fair Market Value is the fair market value of all the assets of the Company. Each of CNL and MCR shall select one (1) appraiser. In the event that either party fails to select an appraiser within thirty (30) days after notice of the exercise of an option or election requiring a valuation, then such party’s appraiser shall be selected by the other Member. After the selection, each appraiser shall independently determine the gross fair market value of the assets of the Company and, if they agree on the Fair Market Value, such decision shall be conclusive and binding on all Members. If the separate appraisals differ, the Members shall have a period of ten (10) days after receipt of the appraisals to agree on the Fair Market Value and, if they agree on the Fair Market Value, such decision shall be conclusive and binding on all Members. In the event the Members cannot agree on the Fair Market Value in accordance with the preceding sentence, the two appraisers referred to therein shall within ten (10) days after the expiration of the ten (10) day period described in the preceding sentence select a third appraiser. In the absence of such a selection, the third appraiser shall be selected by the Chapter of the American Institute of Real Estate Appraisers for the state in which the Property is located on application of either Member. The third appraiser shall decide which of the two appraisals established by the appraisers in accordance with this Section 13.3(c) is closer to the gross fair market value of the assets of the Company, and such decision shall be conclusive and binding on all Members.

13.3 Offset for Damages. In the event of dissolution resulting from an event described in Article 11, the Liquidating Member shall be entitled to deduct from the amount payable to the other Member pursuant to Section 13.2(a) or 13.2(b), Section 13.4 or Section 13.5, the amount of damages, including reasonable attorneys’ fees and disbursements, incurred by the Liquidating Member proximately resulting from any such event, but only if and as established by a court order.

13.4 Distributions of Operating Cash Flow. Subject to Section 13.5 as to proceeds of liquidation, upon the dissolution of the Company for any reason, during the period of liquidation and until termination of the Company, the Members shall continue to receive the Operating Cash Flow and to share Net Income and Net Loss for all tax and other purposes as provided elsewhere in this Agreement.

13.5 Distributions of Proceeds of Liquidation. The proceeds of liquidation shall be applied in the following order of priority:

(a) First. To the payment of (i) debts and liabilities of the Company, including Member Loans, and (ii) expenses of liquidation.

(b) Second. To the setting up of any reserves which the Liquidating Member or Members, whichever is in control of the liquidation, may deem necessary for any contingent or unforeseen liabilities or obligations of the Company. Such reserves may be deposited by the Company in a bank or trust company acceptable to the Liquidating Member or Members, whichever is in control of the liquidation, to be held by it for the purpose of disbursing such reserves in payment of any of the aforementioned liabilities or obligations, and at the expiration of such period as the Liquidating Member or Members, whichever is in control of the liquidation, shall deem advisable, distributing the balance, if any, thereafter remaining, in a manner hereinafter provided.

(c) Third. Any balance remaining shall be paid and distributed as provided in Section 9.4.

13.6 Orderly Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Members to minimize the losses normally attendant upon a liquidation.

13.7 Financial Statements. During the period of winding up, all the financial statements provided for in Section 7.1 shall be prepared and furnished to each of the Members, until complete liquidation is accomplished.

13.8 Restoration of Deficit Capital Accounts. At no time, including on dissolution of the Company or liquidation by a Member of its Membership Interest in the Company, shall a Member with a deficit balance in its Capital Account have any obligation to the Company or to another Member or to any other person to restore such deficit balance.

ARTICLE 14. NOTICES

14.1 In Writing; Address. All notices, elections, offers, acceptances and demands (collectively “notices”) provided for in, permitted under, required under or to be effective under, this Agreement shall be in writing and shall be given to CNL or MCR at the address set forth below or at such other address as the party may hereafter specify in writing.

CNL:

GGT Spring Town Holdings, LLC

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Attention: Rosemary Q. Mills, Chief Financial Officer

Attention: Scott Hall

Facsimile No.: (407) 540-2546

E-mail: Rosemary.Mills@cnl.com

with a copy to each of:

GGT Spring Town Holdings, LLC

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Attention: Holly J. Greer, Esq., General Counsel

Facsimile No.: (407) 540-2648

E-mail: Holly.Greer@cnl.com

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

450 South Orange Avenue, Suite 200

Orlando, Florida 32801

Attention: Joaquin E. Martinez, Esq.

Facsimile No.: (407) 843-4444

E-mail: Joaquin.Martinez@lowndes-law.com

MCR:	MCRT Spring Town LLC 5225 Katy Freeway, Suite 103 Houston, TX 77007 Attention: Jeb Cox Facsimile No.: (713) 888-3933 E-mail: JCox@MCRTrust.com with a copy to each of:

MCRT Spring Town LLC 949 South Coast Drive, Suite 400 Costa Mesa, California 92626 Attention: Eric Lezak Facsimile No.: (714) 966-79353 E-mail: Elezak@MCRTrust.com

Michael K. Ording

Jones Day

If by USPS: P.O. Box 165017, Columbus, Ohio 43216-5017

Other: 325 John H. McConnell Blvd., Suite 600, Columbus, Ohio 43215

Facsimile No.: (614) 461-4198

E-mail: mkording@jonesday.com

All notices hereunder shall be in writing to be deemed effective and shall be deemed sufficiently given or served for all purposes (i) if by personal service or courier service, on the date when signed for or, if refused, when refused at the address specified in this Section 14.1, (ii) if by nationally-recognized overnight courier that produces a receipt of delivery, when signed for or, if refused, when refused at the address specified in this Section 14.1, (iii) if mailed by United States registered or certified mail, return receipt requested, postage prepaid, when signed for or, if refused, when refused at the address specified in this Section 14.1 and (iv) if sent by electronic transmission (including fax or e-mail), when received. If a notice is sent by electronic transmission (including fax or e-mail), confirmation of transmission generated by the sender’s equipment will be prima facie evidence of receipt. For purposes hereof, notices may be given by the parties hereto or by their attorneys identified above.

14.2 IRS Notices. A copy of any notice or any written communication from the Internal Revenue Service to the Company or a Member shall be given to each Member at the addresses provided for above.

14.3 Copies. A copy of any notice, service of process, or other document in the nature thereof, received by either Member from anyone other than the other Member and pertaining to the Company or the Project, shall be delivered by the receiving Member to the other Member as soon as practicable if such notice, service of process, or other document is outside the ordinary course of the Company’s business.

ARTICLE 15. MISCELLANEOUS

15.1 Additional Documents and Acts. In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Member agrees to execute and deliver such additional documents and instruments, and to perform such additional acts, as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions. All approvals of either party hereunder shall be in writing.

15.2 Interpretation. This Agreement and the rights and obligations of the Members hereunder shall be interpreted in accordance with the laws of the State of Delaware.

15.3 Entire Agreement. This instrument contains all of the understandings and agreements of whatsoever kind and nature existing between the parties hereto with respect to the subject matter of this Agreement and the rights, interests, understandings, agreements and obligations of the respective parties pertaining to such subject matter.

15.4 References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

15.5 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

15.6 Binding Effect. Except as herein otherwise expressly stipulated to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto and their respective permitted successors and assigns.

15.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall for all purposes constitute one agreement which is binding on all of the parties hereto.

15.8 Confidentiality. No publicity, media communications, press releases or other public announcements concerning the terms and provisions of this Agreement or the transactions contemplated hereby shall be issued or made by any Member without the prior written consent of the other Member, which consent shall not be unreasonably withheld, conditioned or delayed, except if a Member is required to make a public announcement or disclosure under applicable law, in which case such Member shall provide the other Member with the form and content of such public announcement or disclosure within a reasonable amount of time prior to its release (to the extent possible under the circumstances) and shall consider in good faith all comments provided by the other Member; provided, however, that CNL shall not be required to provide copies of disclosures to be made or proposed to be made by CNL in periodic reports and other filings required by the applicable federal securities laws.

15.9 Amendments. This Agreement may not be amended, altered or modified except by a written instrument signed by all parties.

15.10 Exhibits. All exhibits and schedules annexed hereto are expressly made a part of this Agreement, as fully as though completely set forth herein, and all references to this Agreement herein or in any of such exhibits or schedules shall be deemed to refer to and include all such exhibits or schedules.

15.11 Severability. Each provision hereof is intended to be severable and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder.

15.12 Qualification in Other States. In the event the business of the Company is carried on or conducted in any locations in addition to the states of Delaware and Texas, then the Members agree to execute such other and further documents as may be required or requested by either Member in order that the Members legally may qualify the Company in such locations to the extent necessary.

15.13 Forum. Any action by one or more Members or the Company against one or more of the others which arises under or in any way relates to this Agreement, or actions taken or failed to be taken or determinations made or failed to be made by the Members under this Agreement, or relating to the Company, including transactions permitted hereunder or otherwise related in any way to the Company, may be brought only in the state courts of the State of Florida sitting in Orange County, Florida or the United States District Court for the Middle District of Florida. Each Member hereby consents to the jurisdiction of such courts to decide any and all such actions and to such venue.

15.14 No Brokerage. Each Member represents and warrants to the other Member that it has not dealt with any brokers, investment bankers, consultants or other third parties in the negotiation of this Agreement and the transactions contemplated herein, except for dealings with Apartment Realty Advisors related to purchase of the Property. Each Member further agrees to indemnify, defend and hold the other Member harmless from and against any liability, claim, damage, cost or expense (including reasonable attorney’s fees) arising out of or in connection with the claims for commissions or any other fees due in connection with this Agreement and the transactions contemplated herein arising from such Member’s actions, except compensation due Apartment Realty Advisors related to purchase of the Property.

15.15 Tax Compliance. MCR represents and warrants that (i) MCR is wholly-owned by MCRT North Florida LLC; (ii) MCR is a disregarded entity for U.S. income tax purposes, and (iii) for U.S. income tax purposes, MCR’s activities are reported under U.S. taxpayer identification number 27-2868228. CNL represents and warrants that (i) CNL is wholly-owned by Global Growth, LP; (ii) CNL is a disregarded entity for U.S. income tax purposes, and (iii) for U.S. income tax purposes, CNL’s activities are reported under U.S. taxpayer identification number 80-0956540.

15.16 Waiver of Partition and Certain Other Rights. Each Member irrevocably waives any right or power that it might have (i) to cause the Company or any of its assets to be partitioned, (ii) to compel any transfer of all or any portion of the assets of the Company, except as expressly authorized by this Agreement, (iii) to cause the appointment of a receiver for all or any portion of the assets of the Company, (iv) to cause the dissolution or liquidation of the Company, except in accordance with Article 13, or (v) to require an accounting of the Company’s affairs, except in connection with the winding up of the Company. Each Member has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 15.16 and, without those waivers, none of the Members would have entered into this Agreement.

15.17 Creditors Not Benefitted. Nothing contained in this Agreement will benefit any creditor of a Member or the Company. No creditor of a Member or the Company may require a contribution to the capital of the Company to be solicited or a distribution to be made by the Company, nor may any creditor of a Member or the Company enforce the obligation of a Member under this Agreement, including any obligation of a Member to make a contribution to the capital of the Company. A person extending credit to the Company may never claim that it did so in reliance on an obligation to contribute capital to the Company within the meaning of Section 18-502(b) of the Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MCRT SPRING TOWN LLC, a Delaware limited liability company

By:	/s/ Eric Lezak
Name:	Eric J. Lezak
Title:	Managing Director

GGT SPRING TOWN HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Andrew Hyltin
Name:	Andrew A. Hyltin
Title:	President

EXHIBIT A

MEMBERS’ PERCENTAGE INTEREST

Names of Members	Percentage Interests	Maximum Initial Capital Contributions
GGT Spring Town Holdings, LLC	95%	$13,053,000
MCRT Spring Town LLC	5%	$687,000
Totals:	100%	$13,740,000

A-1

EXHIBIT B

DESCRIPTION OF LAND

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT C

[INTENTIONALLY OMITTED]

EXHIBIT D

INSURANCE

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT E

MEMBER ERISA CERTIFICATE

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT F

CNL ERISA CERTIFICATE

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT G

PROJECT BUDGET

[Omitted as not necessary to an understanding of the Agreement]